EXECUTION VERSION

Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. REDACTED INFORMATION IS INDICATED BY [****].

PURCHASE AND SALE AGREEMENT

Between

250 SEaport district, llc,
a Delaware limited liability company

as SELLER,

and

250 WATER STREET OWNER LLC,
a Delaware limited liability company

as PURCHASER,

Premises: 250 Water Street, New York, New York

August 15, 2025

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TABLE OF CONTENTS

Page

1.DEFINITIONS1

2.PURCHASE AND SALE.4

3.ACCESS.4

4.PURCHASE PRICE AND DEPOSIT.8

5.STATUS OF TITLE.11

6.TITLE INSURANCE; LIENS.12

7.APPORTIONMENTS.15

8.PROPERTY NOT INCLUDED IN SALE.17

9.COVENANTS OF SELLER AND PURCHASER.17

10.ASSIGNMENTS BY SELLER AND ASSUMPTIONS BY PURCHASER; CONDITIONS TO CLOSING.18

11.CONDITION OF THE PROPERTY; REPRESENTATIONS.21

12.DAMAGE AND DESTRUCTION.30

13.CONDEMNATION.31

14.BROKERS AND ADVISORS.32

15.TAX REDUCTION PROCEEDINGS.32

16.TRANSFER TAXES AND TRANSACTION COSTS.33

17.DELIVERIES TO BE MADE ON THE CLOSING DATE.34

18.CLOSING DATE.35

19.NOTICES.36

20.DEFAULT BY PURCHASER OR SELLER.37

21.FIRPTA COMPLIANCE.39

22.ENTIRE AGREEMENT; ACCEPTANCE OF DEED.40

- ii -

23.AMENDMENTS.40

24.WAIVER.40

25.PARTIAL INVALIDITY.40

26.SECTION HEADINGS.40

27.GOVERNING LAW.41

28.PARTIES; ASSIGNMENT AND RECORDING.41

29.CONFIDENTIALITY AND PRESS RELEASES.42

30.FURTHER ASSURANCES.42

31.THIRD PARTY BENEFICIARY.42

32.JURISDICTION AND SERVICE OF PROCESS.43

33.WAIVER OF TRIAL BY JURY.43

34.ASSIGNMENT OF EXISTING MORTGAGE43

35.MISCELLANEOUS.44

36.ATTORNEYS’ FEES.45

37.EXCULPATION.45

38.POST-CLOSING OBLIGATIONS.45

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Schedules

A.Description of the Land

B.Report Objections

C.List of Assumed Contracts

D.Litigation

E.Specified Encumbrances

F.SOM Drawings

Exhibits

1.Wire Instructions

2.Form of Deed

3.Form of FIRPTA Affidavit

4.Form of Omnibus Assignment and Assumption Agreement

5.Form of Owner’s Affidavit

6.Form of AKRF Certification

7.Form of Noise Mitigation Escrow Agreement

- iv -

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) made as of the 15th day of August, 2025 (the “Effective Date”), between 250 seaport district, llc, a Delaware limited liability company (“Seller”), having an address at 199 Water Street, 28th Floor, New York, New York 10038, and 250 WATER STREET OWNER LLC, a Delaware limited liability company (“Purchaser”), having an address at [****].

W I T N E S S E T H:

WHEREAS, Seller is the owner of that certain plot, piece and parcel of land (the “Land”) located at 250 Water Street a/k/a 304 Pearl Street, New York, New York, and more particularly described in Schedule A, together with the improvements (if any) (collectively, the “Improvements”) located on the Land (the Improvements and the Land being sometimes referred to hereinafter, collectively, as the “Premises”);

WHEREAS, Seller desires to sell the Property (as hereinafter defined) to Purchaser, and Purchaser desires to purchase the Property from Seller, upon and subject to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

1.	DEFINITIONS
Additional Deposit	Section 3(e)
Adjourned Closing Date	Section 6(a)(iv)
Agreement	Preamble
Anti-Money Laundering Laws	Section 11(c)(viii)
Apportionment Date	Section 7(a)
Approved Design Rights	Section 17(a)(vii)
Asbestos	Section 11(g)
Assumed Contracts	Section 11(c)(iv)
BCA	Section 11(c)(xvi)
BCP	Section 11(c)(xvi)
Breach	Section 20(d)
Broker	Section 14(a)
business day	Section 4(e)
CAD	Section 17(a)(vii)
Claim Notice	Section 20(d)
Claimed Damage	Section 20(d)
Condemnation Election Date	Section 13(c)
Cost Reimbursement	Section 20(b)
Closing	Section 18
Closing Date	Section 18
COC	Section 10(a)(iv)
Code	Section 11(c)(xiii)
Company	Section 6(a)(i)

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Construction Noise Mitigation Requirements	Section 9(a)(x)
Contracts	Section 10(a)(i)
Damages	Section 11(c)
Deed	Section 17(a)(i)
Default Rate	Section 7(f)
Deposit	Section 4(a)
Development Manager	Section 11(c)(xxi)
Diligence Party	Section 11(d)
Diligence Reports	Section 11(d)
Disbursement Request	Section 38(b)
Effective Date	Preamble
Environmental Easement	Section 11(c)(xvi)(1)
Environmental Laws	Section 11(g)
ERISA	Section 11(f)(v)
Escrow Agent	Section 4(a)
Excavation Plan	Section 11(c)(xx)
Existing Mortgage	Section 34
Final Closing Statement	Section 7(e)
First Extension Deposit	Section 18
First Extension Notice	Section 18
Financial Institution	Section 11(c)(vii)
FIRPTA	Section 21
Hazardous Materials	Section 11(g)
Improvements	Recitals
Involuntary Liens	Section 6(c)
Involuntary Lien Cap	Section 6(c)
Land	Recitals
Liabilities	Section 11(g)
Limitation Period	Section 11(c)
LPC	Section 17(a)(vii)
Material Adverse Effect	Section 20(d)
Material Breach	Section 20(d)(i)
Material Taking	Section 13(a)(ii)
Maximum Liability Amount	Section 20(c)
Mitigation Deposit	Section 38(b)
MRT Credit	Section 34
New Closing Notice	Section 6(d)
NYSDEC	Section 10(a)(iv)
Noise Mitigation Escrow	Section 38(b)
Noise Mitigation Escrow Agreement
Noise Mitigation Work	Section 38(b)
Notices	Section 19
Non-Objectionable Encumbrances	Section 6(a)(iv)
Non-Cure Notice	Section 6(b)
OFAC	Section 11(c)(vii)
Patriot Act	Section 11(c)(viii)

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PCBs	Section 11(g)
Permits and Licenses	Section 2(a)
Permitted Encumbrances	Section 5
Person	Section 11(c)(vii)
Personalty	Section 2(a)
Plans and Specifications	Section 2(a)
Preliminary Closing Statement	Section 7(e)
Premises	Recitals
Proceeding	Section 11(c)
Property	Section 2(a)
Property Taxes	Section 7(a)(i)
Proposed Modifications	Section 3(e)
Purchase Price	Section 4
Purchaser	Preamble
Purchaser Assignee	Section 28(b)
Purchaser Party	Section 11(f)(vi)
Purchaser’s Representatives	Section 3(a)
Report	Section 6(a)(i)
Report Objections	Section 6(a)(ii)
Representations	Section 11(c)
Scheduled Closing Date	Section 18
Second Extension Deposit	Section 18
Second Extension Notice	Section 18
Seller	Preamble
Seller’s Broker	Section 14(a)
Seller Knowledge Individual	Section 11(c)
Seller Related Parties	Section 3(d)(i)
Seller Related Party	Section 11(c)(vii)
Site Management Plan	Section 11(c)(xvi)(2)
SOM	Section 11(c)(xxi)
SOM Agreement	Section 11(c)(xxi)
SOM Work Product Costs	Section 38(a)
Specially Designated Nationals and Blocked Persons	Section 11(c)(vii)
Survey	Section 6(a)(i)
Taking	Section 13(a)
Tax Certiorari Proceeding	Section 15
Threshold Amount	Section 20(c)
Title Cure Period	Section 6(a)(iv)
Title Objections	Section 6(a)(iii)
Transfer Taxes	Section 16(a)
Transfer Tax Laws	Section 16(a)
Update Exception	Section 6(a)(iii)
Update Objection Deadline	Section 6(a)(iii)
Update Objections	Section 6(a)(iii)
U.S. Person	Section 11(c)(vii)
Utilities	Section 7(d)

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Violations	Section 6(e)
Waiver Notice	Section 20(d)(i)

2.	PURCHASE AND SALE.
(a)Seller shall sell, assign and convey to Purchaser, and Purchaser shall purchase and assume from Seller, subject to the terms and conditions of this Agreement, all of Seller’s right, title and interest in and to (i) the Premises together with all rights, easements and other interests appurtenant thereto, including all of Seller’s right, title, and interest in, to, and under any streets, rights of way, alleys, strips and gores or other public ways within or adjacent to the Land (or any portion thereof), or other appurtenances used in connection with the beneficial use and enjoyment thereof, any water, mineral, oil, gas, or other hydrocarbon rights in, on, and under the Land (or any portion thereof), and all development rights, air rights, water rights, and water stock relating thereto, and rights of ingress and egress thereto, and all right, title, and interest of such Seller in and to any award to be made in lieu of the foregoing or any portion thereof; (ii) the Assumed Contracts in effect on the Closing Date (subject to Section 9), (iii) all permits, licenses, approvals, certificates, consents, authorizations and variances, if any, exclusively relating to the Property (collectively, the “Permits and Licenses”) (subject to Section 9), (iv) plans, specifications, architectural and engineering drawings, prints, surveys, soil and substrata studies relating to the Premises solely to the extent in Seller’s possession, if any, whether or not stored, managed or contained on computer software or hardware (the “Plans and Specifications”); provided, that (A) Seller makes no representation or warranty with respect to, and Purchaser shall not rely on, the Plans and Specifications and (B) Seller shall not be obligated to transfer any Plans and Specifications that require Seller to pay any fee or obtain the prior written consent of a third party, (v) all warranties or guaranties, if any, applicable to the Premises, to the extent such warranties or guaranties are assignable without cost or third-party consent; (vi) all tradenames, trademarks, servicemarks, logos, copyrights and good will relating to or used in connection with the operation of the Premises, if any (but excluding Seaport Entertainment Group or any derivatives thereof, and any related property), (vii) the Approved Design Rights to the extent provided in Section 17(a)(vii), and (viii) the equipment and other personal property owned by Seller and located at the Premises and used solely in connection with the operation, maintenance or repair of the Premises, if any (collectively, the “Personalty”).  Subject to the immediately preceding sentence, the items described in clauses (i), (ii), (iii) and (iv) above are sometimes referred to hereinafter, collectively, as the “Property.”
(b)The parties hereto acknowledge and agree that the value of the Personalty is de minimis and that no part of the Purchase Price is allocable thereto.
3.	ACCESS.
(a)Subject to the provisions of Section 3(b), Purchaser and its employees, agents, consultants directors and officers (collectively “Purchaser’s Representatives”) shall have the right, through the Closing Date, from time to time, upon the advance notice required pursuant to Section 3(b), to enter upon and pass through the Premises during normal business hours to examine and inspect the same.  Notwithstanding any such inspection, or anything to the contrary herein contained, Purchaser’s obligations hereunder shall not be limited or otherwise affected as a result

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of any fact, circumstance or other matter of any kind discovered following the Effective Date in connection with any such inspection, access or otherwise; it being agreed that Seller is permitting Purchaser such right of inspection and access as a courtesy to Purchaser in its preparation for taking title to the Property.  Without limiting the generality of the foregoing, (x) Purchaser agrees that it shall have no right to obtain a reduction of the Purchase Price as a result of any such fact, circumstance or other matter so discovered (including, without limitation, relating to the physical condition of the Premises, the operations of the Premises or otherwise) and (y) Purchaser shall have no right to terminate this Agreement, except as expressly provided for in Sections 6(b), 10(d), 13(a)(ii), 20(b), and 20(d)(i) and Purchaser shall have no right to obtain a return of the Deposit, except as set forth in Sections 6(b), 10(d), 13(a)(ii), 20(b), and 20(d)(i).
(b)In conducting any inspection, or access to, of the Premises and its due diligence review, Purchaser shall at all times comply with all laws and regulations of all applicable governmental authorities and neither Purchaser nor any of Purchaser’s Representatives shall (i) contact with any governmental agencies or authorities regarding the Property unless Purchaser obtains the prior written consent of Seller (except solely (1) to the extent as may be required by law or regulation, (2) searching public records in connection with routine due diligence inquiries for purposes of Purchaser’s Phase I Environmental Site Assessment, title and municipal searches, and routine zoning confirmations, and (3) as permitted pursuant to Section 3(e)), (ii) contact any of Seller’s employees, agents, lenders or representatives, or contractors providing services to, the Premises (including, without limitation, regarding any hazardous materials on or the environmental condition of the Property or regarding the Property’s compliance or noncompliance with laws), unless in each case Purchaser obtains the prior written consent of Seller, (iii) interfere in any material respect with the business of Seller conducted at the Premises or (iv) damage the Property. For avoidance of doubt, except as expressly permitted pursuant to Section 3(e), Purchaser shall not submit any applications to any government agency with respect to the Property prior to Closing, nor shall Purchaser have any communications with any government agencies or authorities regarding any proposed change to existing entitlements, zoning classifications or governmental approvals for the Property (including, without limitation, relating to the approved design for the Property as set forth in the Approved Design Rights) without the prior written consent of Seller (which consent may be given or withheld in Seller’s sole discretion).  Notwithstanding the foregoing, Purchaser’s Representatives shall also not contact any person who prepared any due diligence materials provided by Seller to any Purchaser Representative with respect to the subject matter thereof, without Seller’s prior written consent thereto.  In conducting the foregoing inspection or otherwise accessing the Premises, Purchaser and Purchaser’s Representatives shall at all times comply with, and in accordance with standards customarily employed in the industry and in compliance with all governmental law, rules and regulations (including, without limitation, all laws, rules and regulations relating to worker safety and to proper disposal of any disturbed or discarded materials).  Seller may from time to time establish reasonable rules of conduct for Purchaser and Purchaser’s Representatives in furtherance of the foregoing.  Purchaser shall schedule and coordinate all inspections, including, without limitation, any environmental tests, or other access with Seller and shall give Seller at least not less than two (2) business days’ prior notice thereof (which may be by email); provided, that such notice shall set forth (x) the nature of such inspections or test to be performed is disclosed to Seller and (y) Purchaser provides Seller with a list of all Purchaser’s Representatives (or the company they work for) who will be entering the Property and/or conducting due diligence activities on or around the Property.  Seller shall be entitled to have a representative present at all times during each such

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inspection or other access.  Purchaser agrees to pay to Seller on demand the cost of repairing and restoring any damage or disturbance which Purchaser or Purchaser’s Representatives shall cause to the Property; provided that the Purchaser shall not be required to indemnify, defend or hold harmless Seller against any such amount that arises (i) from the discovery by the Purchaser or any of its representatives of a preexisting condition on the Property or the mere discovery of adverse facts or conditions with respect to the Property, to the extent that any such condition is not exacerbated by Purchaser or Purchaser’s Representatives, or (ii) the gross negligence or willful misconduct of Seller or any of its agents and/or employees.  If Purchaser does not pay to Seller such cost within five (5) business days’ after demand by Seller, Purchaser shall pay to Seller such cost with interest at the Default Rate.  All inspection fees, appraisal fees, engineering fees and other costs and expenses of any kind incurred by Purchaser or Purchaser’s Representatives relating to such inspection and its other access shall be at the sole expense of Purchaser.  If the Closing hereunder shall not occur for any reason whatsoever, Purchaser shall promptly return to Seller copies of all due diligence materials delivered by Seller to Purchaser and destroy all copies and abstracts thereof and certify destruction thereof to the Seller, except in each case for due diligence materials which must be retained or archived by the Purchaser in order to comply with applicable law, governmental regulations or written internal document retention policies; provided that any such retained information shall remain subject to the use and disclosure obligations of this Agreement as long as so retained.  Purchaser or Purchaser’s Representatives and any others who gain access to the due diligence materials through Purchaser or Purchaser’s Representatives shall treat all such due diligence materials as confidential and proprietary to Seller, and shall not disclose to others during the term of this Agreement (or thereafter in the event that the Closing hereunder shall not occur) any such due diligence materials whether verbal or written, or any description whatsoever which may come within the knowledge of Purchaser, Purchaser’s Representatives or such other parties, unless, in each instance, Purchaser obtains the prior written consent of Seller. Notwithstanding anything to the contrary herein, due diligence materials shall not include information which (a) is or becomes generally available to the public other than as a result of a disclosure by Purchaser  (b) was available to Purchaser on a non-confidential basis prior to its disclosure by Seller, (c) becomes available to Seller on a non-confidential basis from a person, other than Seller, or (d) is independently developed by any employee or agent of Purchaser who did not have access to the due diligence materials. Purchaser and Purchaser’s Representatives shall not be permitted perform any Phase II environmental assessments or any tests that require the physical alteration of the Property (including, without limitation, borings, drillings or samplings) or any other invasive inspections, testing or studies, without the prior written consent of Seller in each instance, which may be withheld in Seller’s sole discretion (and, if such consent is given, (i) Purchaser shall be obligated to pay to Seller on demand the cost of repairing and restoring any borings or holes created or any other damage as aforesaid, and in the event Purchaser shall become entitled to a return of the Deposit, any such repair or restoration cost remaining unpaid shall be withheld from the Deposit and paid to Seller before any remaining balance of the Deposit is returned to Purchaser, (ii) Seller may require insurance coverages in connection with such activities in addition to those specified in Section 3(c) below, and (iii) Purchaser and Purchaser’s Representatives shall comply with the Excavation Plan, the BCA and the Site Management Plan during the course of any such inspections).  Any liens against the Premises, or any portion thereof, arising from the performance of services by third-party contractors in connection with Purchaser’s due diligence activities shall be removed by Purchaser as promptly as practicable and in any event

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not later than ten (10) days after Purchaser shall have been notified of the filing of such liens.  The provisions of this Section 3(b) shall survive the Closing or any termination of this Agreement.
(c)Prior to conducting any physical inspection or testing at the Premises, other than mere visual examination, including without limitation, boring, drilling and sampling of soil, Purchaser or any agent performing such inspection or testing shall obtain, and during the period of such inspection or testing shall maintain, at its expense, commercial general liability insurance, including a contractual liability endorsement, and personal injury liability coverage, with Seller and its managing agent, if any, as additional insureds, from an insurer reasonably acceptable to Seller, which insurance policies must have limits for bodily injury and death of not less than [****]for any one occurrence and not less than [****] for property damage liability for any one occurrence.  Prior to making any entry upon the Premises, Purchaser shall furnish to Seller a certificate of insurance evidencing the foregoing coverages.
(d)
(i)Purchaser agrees to indemnify, defend and hold Seller and its disclosed or undisclosed, direct and indirect, shareholders, officers, directors, trustees, partners, principals, members, employees, agents, affiliates, representatives, consultants, accountants, contractors and attorneys or other advisors, and any successors or assigns of any of the foregoing (collectively with Seller, “Seller Related Parties”) harmless from and against any and all losses, costs, damages, liens, claims, liabilities or expenses of any kind whatsoever (including, but not limited to, reasonable attorneys’ fees, court costs and disbursements) incurred by any Seller Related Parties arising in connection with, from or by reason of (x) Purchaser’s and/or Purchaser’s Representatives’ access to, or inspection of, the Premises, or any tests, inspections or other due diligence conducted by or on behalf of Purchaser and (y) Purchaser’s breach of any of the terms or provisions of this Article 3; provided that the Purchaser shall not be required to indemnify, defend or hold harmless Seller against any such amount that arises (i) from the discovery by the Purchaser or any of its representatives of a preexisting condition on the Property or the mere discovery of adverse facts or conditions with respect to the Property, to the extent that any such condition is not exacerbated by Purchaser or Purchaser’s Representatives, or (ii) the gross negligence or willful misconduct of Seller or any of its agents and/or employees.
(ii)Purchaser shall remain legally liable with respect to any hazardous materials or substances disturbed or discarded by Purchaser or Purchaser’s Representatives in the course of the inspections, which obligation shall survive any termination or expiration of this Agreement.
(iii)Purchaser shall not cause or permit any mechanics’ liens, materialmen’s liens, or other liens to be filed against the Property as a result of the Inspections by any Purchaser’s Representative.
(iv)The provisions of this Section 3(d) shall survive the Closing or any termination of this Agreement.
(e)Notwithstanding anything to the contrary contained herein, prior to Closing, Purchaser shall be permitted to communicate with LPC staff regarding certain proposed

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modifications to the approved design for the Premises (the “Proposed Modifications”).  Purchaser shall not file any application with LPC with respect to Proposed Modifications prior to Closing unless (i) LPC staff has advised Purchaser in writing that the application can be filed as a staff-level modification to the existing design approval Certificate of Appropriateness, (ii) Purchaser has given not less than five (5) business days’ prior written notice to Seller (which shall confirm that LPC staff has advised Purchaser that the application can be filed as a staff-level modification), and (iii) Purchaser has delivered an additional deposit in the amount of [****] (the “Additional Deposit”) to Escrow Agent within one (1) business day after its delivery of such written notice, which Additional Deposit shall become a part of the Deposit in all respects and shall be non-refundable to Purchaser except as otherwise expressly provided in this Agreement. Promptly upon delivery of the Additional Deposit, Seller shall sign the application solely to the extent the application requires signature by the current owner of the Property (without cost or liability to Seller).  If at any time prior to Closing Purchaser receives notification from LPC that LPC Commission approval will be required for any such application for the Proposed Modifications filed by Purchaser, then Purchaser shall make no further filings nor have any further communications with LPC until after Closing.  In no event shall Purchaser appear before, or make presentations to, the Community Board or LPC Commission with respect to the Property until Closing has occurred.  For avoidance of doubt, approval by LPC of such Proposed Modifications shall not be a condition to Closing hereunder. Purchaser shall keep Seller reasonably informed regarding any such communications or applications to LPC.

4.	PURCHASE PRICE AND DEPOSIT.

The purchase price to be paid by Purchaser to Seller for the Property (the “Purchase Price”) is One Hundred Fifty Million Five Hundred Thousand and No/100 Dollars ($150,500,000.00), subject to apportionment as provided in Section 7 and adjustment as provided in Section 18, payable as follows:

(a)Simultaneously with the execution of this Agreement by Purchaser, Purchaser shall deliver to the Company (as hereinafter defined), as escrow agent (the “Escrow Agent”) via wire transfer in immediately available federal funds in the amount of Six Million and No/100 Dollars ($6,000,000.00) to the escrow account of Escrow Agent in accordance with the wire instructions provided by Escrow Agent (such deposit together with all interest accrued thereon, the “Deposit”);
(b)(i)Upon receipt by Escrow Agent of the Deposit, Escrow Agent shall cause the same to be deposited into an interest bearing account at Bank of America or another New York Clearing House Bank selected by Escrow Agent and approved by Seller, it being agreed that Escrow Agent shall not be liable for (x) any loss of such investment (unless due to Escrow Agent’s gross negligence, willful misconduct or breach of this Agreement) or (y) any failure to attain a favorable rate of return on such investment, any failure, insolvency, or inability of the depositary to pay said funds, or accrued interest upon demand for withdrawal, any levies by taxing authorities based upon the taxpayer identification number used to establish this interest-bearing account.  Escrow Agent shall deliver the Deposit to Seller or to Purchaser, as the case may be, under the following conditions:

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(1)The Deposit shall be delivered to Seller at the Closing upon receipt by Escrow Agent of a statement executed by Seller and Purchaser authorizing the Deposit may be released; or
(2)The Deposit shall be delivered to Seller following receipt by Escrow Agent of written demand therefor from Seller stating that Purchaser has defaulted in the performance of its obligations under this Agreement or otherwise breached this Agreement in a manner that entitles Seller to the Deposit under the express terms of this Agreement, provided Purchaser shall not have given written notice of objection in accordance with the provisions set forth below; or
(3)The Deposit shall be delivered to Purchaser following receipt by Escrow Agent of written demand therefor from Purchaser stating that Seller has defaulted in the performance of its obligations under this Agreement or that this Agreement was terminated under circumstances entitling Purchaser to the return of the Deposit, and specifying the Section of this Agreement which entitles Purchaser to the return of the Deposit, in each case provided Seller shall not have given written notice of objection in accordance with the provisions set forth below; or
(4)The Deposit shall be delivered to Purchaser or Seller as directed by written instructions of both Seller and Purchaser.
(ii)Upon the receipt of a written demand for the Deposit by Seller or Purchaser, pursuant to subsection (2) or (3) above, Escrow Agent shall promptly give notice thereof (including a copy of such demand) to the other party.  The other party shall have the right to object to the delivery of the Deposit, by giving written notice of such objection to Escrow Agent at any time within ten (10) days after such party’s receipt of notice from Escrow Agent, but not thereafter.  Such notice shall set forth the basis (in reasonable detail) for objecting to the delivery of the Deposit.  Upon receipt of such notice of objection, Escrow Agent shall promptly give a copy of such notice to the party who filed the written demand.  If Escrow Agent shall have timely received such notice of objection, Escrow Agent shall continue to hold the Deposit until (x) Escrow Agent receives joint written notice from Seller and Purchaser directing the disbursement of the Deposit, in which case Escrow Agent shall then disburse the Deposit in accordance with said direction, or (y) litigation is commenced between Seller and Purchaser, in which case Escrow Agent shall deposit the Deposit with the clerk of the court in which said litigation is pending, or (z) Escrow Agent takes such affirmative steps as Escrow Agent may elect, at Escrow Agent’s option, in order to terminate Escrow Agent’s duties hereunder, including but not limited to depositing the Deposit in court and commencing an action for interpleader, the costs thereof to be borne by whichever of Seller or Purchaser is the losing party in such interpleader action, as determined by a final non-appealable order of such court.
(iii)Escrow Agent may rely and act upon any instrument or other writing reasonably believed by Escrow Agent to be genuine and purporting to be signed and presented by any person or persons purporting to have authority to act on behalf of Seller or Purchaser, as the case may be, and shall not be liable in connection with the performance of any duties imposed upon Escrow Agent by the provisions of this Agreement, except for

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Escrow Agent’s own gross negligence, willful misconduct or default.  Escrow Agent shall have no duties or responsibilities except those set forth herein.  Escrow Agent shall not be bound by any modification, cancellation or rescission of this Agreement unless the same is in writing and signed by Purchaser and Seller, and, if Escrow Agent’s duties hereunder are affected, unless Escrow Agent shall have given prior written consent thereto.  Escrow Agent shall be reimbursed by Seller and Purchaser for any expenses (including reasonable legal fees and disbursements of outside counsel), including all of Escrow Agent’s fees and expenses with respect to any interpleader action incurred in connection with this Agreement, and such liability shall be joint and several; provided, however, that, as between Purchaser and Seller, the prevailing party in any dispute over the Deposit shall be entitled to reimbursement by the losing party of any such expenses paid to Escrow Agent.  In the event that Escrow Agent shall be uncertain as to Escrow Agent’s duties or rights hereunder, or shall receive instructions from Purchaser or Seller that, in Escrow Agent’s opinion, are in conflict with any of the provisions hereof, Escrow Agent shall be entitled to hold the Deposit and may decline to take any other action.  After delivery of the Deposit in accordance herewith, Escrow Agent shall have no further liability or obligation of any kind whatsoever.
(iv)Escrow Agent shall have the right at any time to resign upon ten (10) business days prior notice to Seller and Purchaser.  Seller and Purchaser shall jointly select a successor Escrow Agent and shall notify Escrow Agent of the name and address of such successor Escrow Agent within ten (10) business days after receipt of notice of Escrow Agent of its intent to resign.  If Escrow Agent has not received notice of the name and address of such successor Escrow Agent within such period, Escrow Agent shall have the right to select on behalf of Seller and Purchaser a bank or trust company licensed to do business in the State of New York and having a branch located in New York County to act as successor Escrow Agent hereunder.  At any time after the ten (10) business day period, Escrow Agent shall have the right to deliver the Deposit to any successor Escrow Agent selected hereunder, provided such successor Escrow Agent shall execute and deliver to Seller and Purchaser an assumption agreement whereby it assumes all of Escrow Agent’s obligations hereunder.  Upon the delivery of all such amounts and such assumption agreement, the successor Escrow Agent shall become the Escrow Agent for all purposes hereunder and shall have all of the rights and obligations of the Escrow Agent hereunder, and the resigning Escrow Agent shall have no further responsibilities or obligations hereunder.
(v)Seller and Purchaser each hereby agrees to severally (but not jointly) indemnify, defend and hold harmless Escrow Agent from and against [****]of any and all losses, costs, damages, expenses and reasonable attorneys’ fees actually incurred by Escrow Agent arising out of it acting as the Escrow Agent hereunder, other than to the extent arising from Escrow Agent’s gross negligence or willful misconduct.
(vi)Seller’s taxpayer identification number is [****].  Purchaser’s taxpayer identification number is [****].  The provisions of this Section 4(b) shall survive the Closing or termination of this Agreement.

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(vii)Escrow Agent reserves the right, at any time and in its sole discretion, to deposit the Deposit into a court of competent jurisdiction, whereupon Escrow Agent shall resign as Escrow Agent and shall be released and relieved of any and all liability and obligations under this Agreement from and after the date of such deposit.
(c)At the Closing, Seller shall be entitled to retain the Deposit and Purchaser shall deliver the balance of the Purchase Price (i.e., the Purchase Price less the Deposit) to Seller, as adjusted pursuant to Section 7.
(d)All monies payable by Purchaser under this Agreement, unless otherwise specified in this Agreement, shall be paid by Purchaser causing such monies to be wire transferred in immediately available federal funds at such bank account or accounts designated by Seller, and divided into such amounts designated by Seller as may be required to consummate the transactions contemplated by this Agreement.
(e)As used in this Agreement, the term “business day” shall mean every day other than Saturdays, Sundays, all days observed by the federal or New York State government as legal holidays and all days on which commercial banks in New York State are required by law to be closed.  Any reference in this Agreement to a “day” or a number of “days” (other than references to a “business day” or “business days”) shall mean a calendar day or calendar days.
5.	STATUS OF TITLE.

Subject to the terms and provisions of this Agreement, Seller’s interest in the Premises shall be sold, assigned and conveyed by Seller to Purchaser, and Purchaser shall accept and assume same, subject solely to the following (collectively, the “Permitted Encumbrances”):

(a)any state of facts as a current survey or inspection of the Premises would disclose;
(b)the standard printed exclusions from coverage contained in the ALTA form of owner’s title policy currently in use in New York, with the easements, conditions, restrictions, agreements and encumbrances as set forth on Schedule E annexed hereto;
(c)Non-Objectionable Encumbrances (as hereinafter defined); and any liens, encumbrances or other title exceptions approved or waived by Purchaser as provided in Section 6 of this Agreement;
(d)Property Taxes (as hereinafter defined) which are a lien but not yet due and payable, subject to proration in accordance with Section 7 hereof;
(e)any laws, rules, regulations, statutes, ordinances, orders or other legal requirements affecting the Premises, including, without limitation, all zoning, land use, building and Environmental Laws (as hereinafter defined), rules, regulations, statutes, ordinances, orders or other legal requirements, including landmark designations and all zoning variance and special exceptions, if any;
(f)all covenants, restrictions and utility company rights, easements and franchises on record relating to electricity, water, steam, gas, telephone, sewer or other service or the right to use

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and maintain poles, lines, wires, cables, pipes, boxes and other fixtures and facilities in, over, under and upon the Premises, provided that, in the case of any of the foregoing items, the same do not materially adversely affect the present use of the Premises;
(g)any installment not yet due and payable of assessments imposed after the Effective Date and affecting the Premises or any portion thereof;
(h)all Violations (as hereinafter defined) now or hereafter issued or noted, subject to Seller’s obligation to pay any monetary fines and penalties associated therewith in a monetary amount which can be ascertained as of the Closing Date as described in Section 6(e);
(i)consents by Seller or any former owner of all or a portion of the Premises for the erection of any structure or structures on, under or above any street or streets on which the Premises may abut;
(j)Intentionally Omitted.
(k)any lien or encumbrance arising out of the acts or omissions of Purchaser or any Purchaser’s Representative; and
(l)all other matters which, pursuant to the terms of this Agreement, are deemed Permitted Encumbrances.
6.	TITLE INSURANCE; LIENS.
(a)(i)The parties acknowledge that Purchaser has received and reviewed the following title report: that certain Certificate of Title, Commitment No. [****], having an effective date of June 25, 2025 (together with all instruments set forth therein, the “Report”), from First American Title Insurance Company, through Kensington Vanguard National Land Services of NY, LLC, as agent (the “Company”) for an owner’s policy of title insurance with respect to Purchaser’s acquisition of the Premises and (y) a survey prepared by [****] (the “Survey”).  At the Closing, Purchaser shall obtain title insurance from the Company with respect to Purchaser’s acquisition of the Property and any financing obtained in connection therewith.
(ii)Purchaser shall have no right to object to any exceptions or other matters disclosed in the Report or Survey except for the items listed on Schedule B attached hereto (collectively, the “Report Objections”).  All such exceptions and other matters disclosed in the Report and Survey (other than the Report Objections) shall be deemed Permitted Encumbrances.
(iii)Purchaser shall direct the Company to deliver a copy of any update to the Report to Seller simultaneously with its delivery of the same to Purchaser.  If, prior to the Closing Date, the Company shall deliver any update to the Report which discloses additional liens, encumbrances or other title exceptions which were not disclosed by the Report or the Survey and which do not otherwise constitute Permitted Encumbrances hereunder (each, an “Update Exception”), then Purchaser shall have until the earlier of (A) five (5) business days after delivery of such update to Purchaser or its counsel or (B) the business day immediately preceding the Closing Date, time being of the essence (the

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“Update Objection Deadline”) to deliver written notice (which may be by email) to Seller objecting to any of the Update Exceptions (the “Update Objections”; the Update Objections and Report Objections are, collectively, the “Title Objections”).  If Purchaser fails to deliver such objection notice by the Update Objection Deadline, Purchaser shall be deemed to have waived its right to object to any Update Exceptions (and the same shall not constitute Title Objections, but shall instead be deemed Permitted Encumbrances).  If Purchaser shall deliver such objection notice by the Update Objection Deadline, any Update Exceptions which are not objected to in such notice shall not constitute Title Objections, but shall be Permitted Encumbrances.
(iv)Purchaser shall not be entitled to object to, and shall be deemed to have approved, any liens, encumbrances or other title exceptions that will be extinguished upon the transfer of the Property (collectively, the “Non-Objectionable Encumbrances”); provided, however, that Purchaser shall not unreasonably withhold, condition or delay its consent to Seller’s proposed elimination of a Title Objection (and the same shall not constitute a Title Objection, but shall instead be deemed to be Permitted Encumbrances) against which the Company is willing to provide affirmative insurance (without additional cost to Purchaser or where Seller pays such cost for Purchaser) if such Title Objections are immaterial (e.g., de minimis water/sewer liens).  Notwithstanding anything to the contrary contained herein, if Seller is unable to eliminate the Title Objections by the Scheduled Closing Date, unless the same are waived by Purchaser without any abatement in the Purchase Price, Seller may, from time to time, upon at least two (2) business days’ prior notice to Purchaser (except with respect to matters first disclosed during the two (2) business day period prior to the Scheduled Closing Date, as to which matters notice may be given at any time through and including the Scheduled Closing Date) adjourn the Scheduled Closing Date (such date to which Seller adjourns the Scheduled Closing Date is the “Adjourned Closing Date”), for a period not to exceed thirty (30) days in the aggregate (together with any other adjournment rights of Seller hereunder) (the “Title Cure Period”), in order to attempt to eliminate such exceptions.
(b)If Seller is unable to eliminate any Title Objection within the Title Cure Period, or if Seller delivers written notice to Purchaser that Seller will not cure any Title Objection (a “Non-Cure Notice”), then, unless the same is waived by Purchaser, Purchaser may (i) accept the Property subject to such Title Objection without abatement of the Purchase Price, in which event (x) such Title Objection shall be deemed to be, for all purposes, a Permitted Encumbrance, (y) Purchaser shall close hereunder notwithstanding the existence of same, and (z) Seller shall have no obligations whatsoever after the Closing Date with respect to Seller’s failure to cause such Title Objection to be eliminated, or (ii) terminate this Agreement by notice (which may be by email) given to Seller within (A) ten (10) business days following expiration of the Title Cure Period, or (B) five (5) business days following Purchaser’s receipt of a Non-Cure Notice, in each case time being of the essence, in which event Purchaser shall be entitled to a return of the Deposit.  If Purchaser shall fail to deliver the termination notice described in clause (ii), within the applicable period described therein, time being of the essence, Purchaser shall be deemed to have made the election under clause (i).  Upon the timely giving of any termination notice under clause (ii), this Agreement shall terminate and neither party hereto shall have any further rights or obligations hereunder other than those which are expressly provided to survive the termination hereof.

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(c)It is expressly understood that in no event shall Seller be required to bring any action or institute any proceeding, or to otherwise incur any costs or expenses in order to attempt to eliminate any Title Objections, or take any other actions to cure or remove any Title Objections, or to otherwise cause title in the Premises to be in accordance with the terms of this Agreement on the Closing Date.  Notwithstanding anything in this Section 6 to the contrary, Seller shall be required to remove, by payment, bonding or otherwise, (i) any mortgage or other lien granted by Seller which secures indebtedness for borrowed money that encumbers the Property, and (ii) (A) any judgment against Seller or other defect or Title Objection caused by Seller which can be satisfied and discharged with the payment of a specified amount of money, (B) federal, state and municipal tax liens, or (C) mechanics’ or materialmen’s liens against Seller or the Property constituting a lien thereon for work performed by, on behalf of, or at the direction of Seller (collectively, clause (ii), items (A) through (C), “Involuntary Liens”), that, in case of any Involuntary Liens described in this clause (ii)(A), (B) and (C) only, can be satisfied and discharged of record by payment of a readily ascertainable liquidated sum not exceeding $[****] (the “Involuntary Lien Cap”). If the expense of removing any Involuntary Liens is expected to exceed the Involuntary Lien Cap in the aggregate and Seller has elected not to expend such sums, then Purchaser may elect, in Purchaser’s sole and absolute discretion (as its sole exclusive remedy), to either: (a) waive such Involuntary Liens, in which event the Closing shall occur as if Involuntary Liens were Permitted Exceptions and at Closing, Purchaser shall receive a credit against the Purchase Price equal to the Involuntary Lien Cap, or (b) terminate this Agreement, in which event the Deposit shall be returned to Purchaser, Purchaser shall receive the Cost Reimbursement, and, except for the obligations of the parties under this Agreement which expressly survive termination of this Agreement, the parties shall have no further rights or obligations to one another hereunder.
(d) If Seller shall have adjourned the Scheduled Closing Date in order to cure Title Objections in accordance with the provisions of this Section 6, Seller shall, upon the cure thereof, promptly reschedule the Scheduled Closing Date, upon at least five (5) business days’ prior notice to Purchaser (the “New Closing Notice”); it being agreed, however, that if any Title Objections arise between the date the New Closing Notice is given and the rescheduled Scheduled Closing Date, Seller may again adjourn the Closing for a reasonable period or periods, in order to attempt to cause such exceptions to be eliminated; provided, however, that Seller shall not be entitled to adjourn the new Scheduled Closing Date pursuant to this Section 6 for a period or periods in excess of thirty (30) days in the aggregate (together with any other adjournment rights of Seller hereunder).
(e)Purchaser agrees to purchase the Premises subject to any and all notes or notices of violations of law, or municipal ordinances, orders, designations, or requirements (including Environmental Laws (as hereinafter defined)) whatsoever noted in or issued by any federal, state, municipal or other governmental department, agency or bureau or any other governmental authority having jurisdiction over the Premises (collectively, “Violations”), or any condition or state of repair or disrepair or other matter or thing, whether or not noted, which, if noted, would result in a Violation being placed on the Premises, subject to Seller’s obligation to pay (or at Seller’s option, credit to Purchaser at the Closing) any monetary fines and penalties associated therewith in a monetary amount which can be ascertained as of the Closing Date; provided, that, such payment obligation shall be limited to only Violations caused or permitted by Seller or Seller’s employees, contractors or agents (exclusive or any Violations caused by Purchaser or Purchaser’s employees, consultants, contractors or agents).  Seller shall have no duty to remove or comply with or repair

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any condition, matter or thing whether or not noted, which, if noted, would result in a violation being placed on the Premises.  Seller shall have no duty to remove or comply with or repair any of the aforementioned Violations, or other conditions, and Purchaser shall accept the Premises subject to all such Violations, the existence of any conditions at the Premises which would give rise to such Violations, if any, and any governmental claims arising from the existence of such Violations, in each case without any abatement of or credit against the Purchase Price.
(f)If the Company shall be unwilling to remove any Title Objections which another major national title insurance company selected by Seller (either directly or through an agent) would be willing to remove without any attendant payment or indemnification not offered to the Company, then Seller shall have the right to substitute such major national title insurance company for the Company, provided that if Purchaser elects not to use such major national title insurance company, such Title Objections which such major national title insurance company would be willing to remove shall not constitute Title Objections and shall be deemed Permitted Encumbrances.
7.	APPORTIONMENTS.
(a)The following shall be apportioned between Seller and Purchaser as of 11:59 p.m. on the day immediately preceding the Closing Date (the “Apportionment Date”) on the basis of the actual number of days of the month which shall have elapsed as of the Closing Date and based upon the actual number of days in the month and a 365 day year with Purchaser being deemed to be the owner of the Premises during the entire day of the Closing Date and the net amount thereof under this Section 7 shall be added to (if such net amount is in Seller’s favor) or deducted from (if such net amount is in Purchaser’s favor) the Purchase Price balance payable at Closing:
(i)real estate taxes, sewer rents and taxes, water rates and charges, vault charges and taxes, business improvement district taxes and assessments and any other governmental taxes, charges or assessments levied or assessed against the Premises (collectively, “Property Taxes”), on the basis of the respective periods for which each is assessed or imposed, to be apportioned in accordance with Section 7(b);
(ii)prepaid fees for Permits and Licenses assigned to Purchaser at the Closing;
(iii)any amounts prepaid or payable by the owner of all or a portion of the Property under the Assumed Contracts to be assumed by Purchaser at Closing pursuant to the terms of this Agreement, if any;
(iv)all other operating expenses, if any, with respect to the Property; and
(v)such other items as are customarily apportioned in real estate closings of commercial properties in the City of New York, State of New York.
(b)Property Taxes shall be apportioned on the basis of the fiscal period for which assessed.  If the Closing Date shall occur before an assessment is made or a tax rate is fixed for the tax period in which the Closing Date occurs, the apportionment of such Property Taxes based thereon shall be made at the Closing Date by applying the tax rate for the preceding year to the latest assessed valuation, but, as part of the Final Closing Statement, the apportionment thereof

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shall be recalculated.  If as of the Closing Date the Premises or any portion thereof shall be affected by any special or general assessments which are or may become payable in installments of which the first installment is then a lien and has become payable, Seller shall pay the unpaid installments of such assessments which are due prior to the Closing Date and Purchaser shall pay the installments which are due on or after the Closing Date. In no event shall Seller be charged with or be responsible for any increase in the Property Taxes resulting from the sale of the Premises contemplated by this Agreement any change in use or improvement of the Premises on or after the Closing Date, or any improvements made or leases entered into on or after the Closing Date.
(c)If there are water meters at the Premises, the unfixed water rates and charges and sewer rents and taxes covered by meters, if any, shall be apportioned (i) on the basis of an actual reading done within thirty (30) days prior to the Apportionment Date, or (ii) if such reading has not been made, on the basis of the last available reading.  If the apportionment is not based on an actual current reading, then upon the taking of a subsequent actual reading, the parties shall, within ten (10) business days following notice of the determination of such actual reading, readjust such apportionment and Seller shall deliver to Purchaser or Purchaser shall deliver to Seller, as the case may be, the amount determined to be due upon such readjustment.
(d)Charges for all electricity, steam, gas and other utility services (collectively, “Utilities”) shall be billed to Seller’s account up to the Apportionment Date and, from and after the Apportionment Date, all Utilities shall be billed to Purchaser’s account.  If for any reason such changeover in billing is not practicable as of the Closing Date as to any Utility, such Utility shall be apportioned on the basis of actual current readings or, if such readings have not been made, on the basis of the most recent bills that are available.  If any apportionment is not based on an actual current reading, then upon the taking of a subsequent actual reading, the parties shall, within ten (10) business days following notice of the determination of such actual reading, readjust such apportionment and Seller shall promptly deliver to Purchaser, or Purchaser shall promptly deliver to Seller, as the case may be, the amount determined to be due upon such adjustment.
(e)At or prior to the Closing, Seller and Purchaser and/or their respective agents or designees will jointly agree upon a preliminary closing statement (the “Preliminary Closing Statement”) which will show the net amount due either to Seller or to Purchaser as the result of the adjustments and prorations provided for in this Agreement, and such net due amount will be added to or subtracted from the cash balance of the Purchase Price to be paid to Seller at the Closing pursuant to Section 4, as applicable.  Not later than sixty (60) days after the Closing Date, Seller and Purchaser will jointly prepare a final closing statement reasonably satisfactory to Seller and Purchaser in form and substance (the “Final Closing Statement”) setting forth the final determination of the adjustments and prorations provided for herein and setting forth any items which are not capable of being determined at such time (and the manner in which such items shall be determined and paid).  The net amount due Seller or Purchaser, if any, by reason of adjustments to the Preliminary Closing Statement as shown in the Final Closing Statement, shall be paid in cash by the party obligated therefor within five (5) business days following that party’s receipt of the approved Final Closing Statement.  The adjustments, prorations and determinations agreed to by Seller and Purchaser in the Final Closing Statement shall be conclusive and binding on the parties hereto except for any items which are not capable of being determined at the time the Final Closing Statement is agreed to by Seller and Purchaser, which items shall be determined and paid in the manner set forth in the Final Closing Statement and except for other amounts payable

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hereunder pursuant to provisions which survive the Closing.  Prior to and following the Closing Date, each party shall provide the other with such information as the other shall reasonably request (including, without limitation, access to the books, records, files, ledgers, information and data with respect to the Property during normal business hours upon reasonable advance notice) in order to make the preliminary and final adjustments and prorations provided for herein.  Notwithstanding anything to the contrary contained herein, each of Seller and Purchaser acknowledge and agree that the sixty (60) day limitation set forth in this Section 7(e) shall not, and is not intended to, limit any obligations hereunder which are expressly provided in this Agreement to survive the Closing, including, without limitation, the provisions of Article 15 hereof.
(f)If any payment to be made after Closing under this Section 77 shall not be paid when due hereunder, the same shall bear interest (which shall be paid together with the applicable payment hereunder) from the date due until so paid at a rate per annum equal to the Prime Rate (as such rate may vary from time to time) as reported in The Wall Street Journal plus 5% (the “Default Rate”).  To the extent a payment provision in this Section 7 does not specify a period for payment, then for purposes hereof such payment shall be due within five (5) business days of the date such payment obligation is triggered.
(g)The provisions of this Section 7 shall survive the Closing.
8.	PROPERTY NOT INCLUDED IN SALE.

Notwithstanding anything to the contrary contained herein, it is expressly agreed by the parties hereto that, to the extent any of the same exist, any fixtures, furniture, furnishings, equipment or other personal property owned or leased by any contractor, employee or other such third party at or providing services to the Land shall not be included in the Property to be sold to Purchaser hereunder.

9.	COVENANTS OF SELLER AND PURCHASER.
(a)During the period from the Effective Date until the Closing Date or termination of this Agreement, Seller shall:
(i)be permitted to enter into any agreements, amend, modify, renew or terminate any of the Contracts with respect to all or any portion of the Property provided that such agreements expire by their terms on or prior to the Closing Date or, in accordance with their terms, would not be effective following the Closing Date, or, in the case of Contracts, may be terminated by the owner of the Premises without penalty upon not more than thirty (30) days’ (or less) prior notice unless the same are deemed in good faith to be necessary by Seller to respond to an emergency at the Premises;
(ii)maintain in full force and effect the insurance policies currently in effect with respect to the Premises (or replacements continuing similar coverage);
(iii)operate and maintain the Premises in a manner consistent in all material respects with past practice, except that Seller shall not be required to make any capital improvement or replacement to the Premises;

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(iv)not permit occupancy of, or enter into any new lease relating to, the Premises;
(v)Seller shall not make any material improvements or additions to the Property;
(vi)not sell or voluntarily transfer all or any portion of the Property or otherwise voluntarily encumber the Property in any way;
(vii)not change or attempt to change, directly or indirectly, the current zoning (as of the Effective Date) of the Premises in a manner materially adverse to it;
(viii)not cancel, amend or modify, in a manner materially adverse to the Premises, any material governmental approval that would be binding upon Purchaser after the Closing;
(ix)not transfer or remove any material Personalty owned by Seller from the Premises; and
(x)promptly following Seller’s receipt of confirmation that Purchaser has funded the Deposit to Escrow Agent in accordance with Section 4(a) above, Seller shall (i) provide notice to SOM directing SOM to disseminate all Work Product (as defined in the SOM Agreement) and IP Rights (as defined in the SOM Agreement) therein to Purchaser for Purchaser’s use during the term of this Agreement and (ii) provide to Purchaser copies of information and documentation in its possession evidencing Seller’s compliance in all material respects with, and fulfillment in full of, the requirements of Section 3.02(c) of that certain Restrictive Declaration dated as of December 23, 2021 and recorded in the Office of the City Register of the City of New York as [****] (such requirements, the “Construction Noise Mitigation Requirements”).
10.	ASSIGNMENTS BY SELLER AND ASSUMPTIONS BY PURCHASER; CONDITIONS TO CLOSING.
(a)Assignment.  On the Closing Date, Seller agrees to assign or transfer to Purchaser, in the form of Exhibit 4, pursuant to the instrument referenced in Sections 17(c)(ii), without recourse, representation or warranty (except as expressly set forth in this Agreement), all of Seller’s right, title and interest in, and Purchaser agrees to assume Seller’s obligations accruing on and after the Closing Date under, the documents described in clauses (i) through (iv) below:
(i)to the extent transferable, the service, management, maintenance, supply and other agreements to which Seller is a party relating to the operation of the Property, together with all modifications and amendments thereof and supplements relating thereto (collectively, “Contracts”) which are then in effect and not intended to be terminated before the Closing;
(ii)the freely transferable Permits and Licenses, if any, relating to the Property and the other intangible Personalty;

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(iii)all books, records, and files owned by Seller and relating to the use or operation of the Property; and
(iv)the Certificate of Completion (“COC”) issued to Seller pursuant to the Brownfield Cleanup Program. In order to effectuate such transfer, within ten (10) business days after the execution of this Agreement, Seller shall submit to the New York State Department of Environmental Conservation (“NYSDEC”) a completed “60-Day Advance Notification of Site Change of Use, Transfer of Certificate of Completion, and/or Ownership” form, executed by Seller, to allow the COC to be transferred to Purchaser.  Seller shall continue to reasonably cooperate with Purchaser post-Closing with respect to such transfer, which obligation shall survive the Closing.
(b)Conditions to Obligations of Seller.  The obligation of Seller to effect the Closing shall be subject to the fulfillment or written waiver by Seller at or prior to the Closing Date of the following conditions:
(i)Representations and Warranties.  The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Date, as though made at and as of the Closing Date.
(ii)Performance of Obligations.  Purchaser shall have (A) paid the full balance of the Purchase Price, (B) executed, acknowledged (if applicable) and/or delivered all documents required to be executed, acknowledged (if applicable) and/or delivered by Purchaser hereunder on the Closing Date, and (C) in all material respects performed all other material obligations required to be performed by it under this Agreement on or prior to the Closing Date (provided that no failure of the condition set forth in this clause (C) shall be deemed to have occurred unless Seller shall have provided written notice to Purchaser, and Purchaser shall have failed to cure such failure within five (5) business days following such written notice (with Closing being extended for such five (5) business day period, as applicable)).
(iii)Restrictions. No order or injunction of any court or administrative agency of competent jurisdiction nor any statute, rule, regulation or executive order promulgated by any governmental authority of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the transfer of the Premises.
(c)Conditions to Obligations of Purchaser.  The obligations of Purchaser to effect the Closing shall be subject to the fulfillment (or written waiver by Purchaser) at or prior to the Closing Date of the following conditions:
(i)Representations and Warranties.  The representations and warranties of Seller contained in Sections 11(c), 14(b) and 21 shall be true and correct in all material respects as of the Closing Date, as though made at and as of the Closing Date, except for any modifications or inaccuracies thereof that arise from either (A) events or circumstances that occur from and after, or exist following, the Effective Date and are outside the reasonable control of Seller, or (B) any act taken by Seller, or an omission made by Seller, in either case that is not expressly prohibited hereunder.

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(ii)Performance of Obligations.  Seller shall have executed, acknowledged (if applicable) and/or delivered all documents required to be executed, acknowledged (if applicable) and/or delivered by Seller hereunder on the Closing Date and Seller shall in all material respects have performed all other obligations required to be performed by Seller under this Agreement on or prior to the Closing Date.
(iii)Title Policy. The Company is committed to issue to Purchaser a Title Policy for the Premises, with policy coverage in the amount of the Purchase Price, insuring Purchaser as owner of fee title to the Property, subject only to the Permitted Encumbrances and Purchaser’s payment of any premium owed to the Title Company and satisfaction of any other requirements of the Company applicable to Purchaser.
(iv)Contracts. All Contracts other than the Assumed Contracts and contracts that would not be binding upon Purchaser after the Closing shall have been terminated or Seller shall have provided notice of termination to the counterparty thereunder, provided that if any such Contracts (other than Assumed Contracts) cannot be terminated as of the Closing Date, Seller shall remain solely liable for any liability relating thereto from and after Closing (which obligation shall survive Closing hereunder).  Notwithstanding the foregoing, Seller shall cause that certain Exclusive Leasing and Marketing Agreement dated January 31, 2022, between [****], to be terminated as of the Closing Date, and Seller shall pay at Closing any termination fee required thereunder (or shall provide to Purchaser reasonable evidence of payment of such termination fee, if paid prior to Closing).
(v)Restrictions. No order or injunction of any court or administrative agency of competent jurisdiction nor any statute, rule, regulation or executive order promulgated by any governmental authority of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the transfer of the Premises.
(vi)Vacancy. The Premises shall be free and clear of tenancies and occupancies at Closing; provided, that if there are any unauthorized occupants of the Property as of the Closing Date, then so long as Seller has used commercially reasonable efforts to remove such unauthorized occupants, Seller’s failure to remove such unauthorized occupants shall not be deemed a default of Seller under Section 20(b) hereof (but for avoidance of doubt, shall be deemed a failure of the closing condition set forth in this Section 10(c)(vi)).
(vii)AKRF Certification. Seller shall have delivered to Purchaser a certification in from AKRF, Inc. substantially in the form of Exhibit 6 attached hereto; provided that if Seller is unable to deliver such certification, then this condition shall be satisfied if Seller provides a substantially similar certification executed by Seller (which shall be subject to all limitations on liability set forth in Sections 11(c) and 20(c) hereof, including, without limitation, the Maximum Liability Amount).
(viii)SOM Items. Purchaser shall have received certain SOM drawings as set forth on Schedule F.
(d)Failure of Condition.  If Purchaser is unable to timely satisfy (and Seller has not waived in writing) the conditions precedent to Seller’s obligation to effect the Closing, then such

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failure shall constitute a default hereunder and Section 20(a) shall govern.  If Seller is unable to timely satisfy the conditions precedent to Purchaser’s obligation to effect the Closing, then, (i) Seller may, if it so elects and without any abatement in the Purchase Price, adjourn the Scheduled Closing Date for a period or periods not to exceed thirty (30) days in the aggregate (together with any other adjournment rights of Seller hereunder) and (ii) if, after any such extension, the conditions precedent to Purchaser’s obligation to effect the Closing continue not to be satisfied (and Purchaser has not waived the same in writing) or Seller does not elect such extension and, in either case, such failure of condition precedent is not the result of Seller’s default hereunder, then Seller or Purchaser shall be entitled to terminate this Agreement by notice thereof to the other party (provided, that if such failure of condition precedent is the result of Seller’s default hereunder, then Section 20(b) shall govern).  If this Agreement is so terminated other than by reason of Purchaser’s default, then Purchaser shall be entitled to receive the Deposit (and all accrued interest thereon) and neither party shall have any further obligations hereunder, except those expressly stated to survive the termination hereof.  For the avoidance of doubt, the parties acknowledge that any failure of Seller to timely satisfy the conditions precedent to Purchaser’s obligations to effect the Closing, which failure results from an act or omission of a third party shall not be deemed a default by Seller hereunder, and Purchaser’s sole remedy by reason thereof shall be to terminate this Agreement in accordance with clause (ii) above and to receive the Deposit in accordance with the foregoing provisions of this Section 10(d).
11.	CONDITION OF THE PROPERTY; REPRESENTATIONS.
(a)PURCHASER HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE DOCUMENTS TO BE EXECUTED AND DELIVERED AT CLOSING, NEITHER SELLER NOR ANY OTHER SELLER RELATED PARTY, NOR ANY OTHER PERSON ACTING ON BEHALF OF SELLER, NOR ANY PERSON OR ENTITY WHICH PREPARED OR PROVIDED ANY OF THE MATERIALS REVIEWED BY PURCHASER IN CONDUCTING ITS DUE DILIGENCE, NOR ANY SUCCESSOR OR ASSIGN OF ANY OF THE FOREGOING PARTIES, HAS MADE OR SHALL BE DEEMED TO HAVE MADE ANY ORAL OR WRITTEN REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, BY OPERATION OF LAW OR OTHERWISE (INCLUDING, WITHOUT LIMITATION, WARRANTIES OF HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE), WITH RESPECT TO THE PROPERTY, THE PERMITTED USE OF THE PROPERTY OR THE ZONING AND OTHER LAWS, REGULATIONS AND RULES APPLICABLE THERETO OR THE COMPLIANCE BY THE PROPERTY THEREWITH, THE REVENUES AND EXPENSES GENERATED BY OR ASSOCIATED WITH THE PROPERTY, OR OTHERWISE RELATING TO THE PROPERTY OR THE TRANSACTIONS CONTEMPLATED HEREIN.  PURCHASER FURTHER ACKNOWLEDGES THAT EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE DOCUMENTS TO BE EXECUTED AND DELIVERED AT CLOSING, ALL MATERIALS WHICH HAVE BEEN PROVIDED BY ANY OF THE SELLER RELATED PARTIES HAVE BEEN PROVIDED WITHOUT ANY WARRANTY OR REPRESENTATION, EXPRESSED OR IMPLIED AS TO THEIR CONTENT, SUITABILITY FOR ANY PURPOSE, ACCURACY, TRUTHFULNESS OR COMPLETENESS AND PURCHASER SHALL NOT HAVE ANY RECOURSE AGAINST SELLER OR ANY OF THE OTHER SELLER RELATED PARTIES IN THE EVENT OF ANY ERRORS THEREIN OR OMISSIONS THEREFROM.  PURCHASER IS ACQUIRING THE PROPERTY BASED

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SOLELY ON ITS OWN INDEPENDENT INVESTIGATION AND INSPECTION OF THE PROPERTY AND NOT IN RELIANCE ON ANY INFORMATION PROVIDED BY SELLER, OR ANY OF THE OTHER SELLER RELATED PARTIES, EXCEPT FOR THE REPRESENTATIONS EXPRESSLY SET FORTH HEREIN AND THE DOCUMENTS TO BE EXECUTED AND DELIVERED AT CLOSING.  PURCHASER EXPRESSLY DISCLAIMS ANY INTENT TO RELY ON ANY SUCH MATERIALS PROVIDED TO IT BY SELLER OR ANY SELLER RELATED PARTY IN CONNECTION WITH ITS DUE DILIGENCE AND AGREES THAT IT SHALL RELY SOLELY ON ITS OWN INDEPENDENTLY DEVELOPED OR VERIFIED INFORMATION.
(b)PURCHASER ACKNOWLEDGES AND AGREES THAT IT IS PURCHASING THE PROPERTY “AS IS” AND “WITH ALL FAULTS”, BASED UPON THE CONDITION (PHYSICAL OR OTHERWISE) OF THE PROPERTY AS OF THE EFFECTIVE DATE, REASONABLE WEAR AND TEAR AND, SUBJECT TO THE PROVISIONS OF SECTIONS 12 AND 13 OF THIS AGREEMENT, LOSS BY CONDEMNATION OR FIRE OR OTHER CASUALTY EXCEPTED.  PURCHASER ACKNOWLEDGES AND AGREES THAT ITS OBLIGATIONS UNDER THIS AGREEMENT SHALL NOT BE SUBJECT TO ANY FINANCING CONTINGENCY OR OTHER CONTINGENCIES OR SATISFACTION OF CONDITIONS EXCEPT CONDITIONS EXPRESSLY SET FORTH HEREIN AND PURCHASER SHALL HAVE NO RIGHT TO TERMINATE THIS AGREEMENT, EXCEPT AS EXPRESSLY PROVIDED FOR IN SECTIONS 6(B), 10(D), 13(A)(II), 20(B) AND 20(D)(I), AND PURCHASER SHALL HAVE NO RIGHT TO RECEIVE A RETURN OF THE DEPOSIT OTHER THAN IN ACCORDANCE WITH SECTIONS 6(B), 10(D), 13(A)(II), 20(B) AND 20(D)(I).

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, THE PROVISIONS OF THIS SECTION 11 SHALL NOT RELEASE SELLER FROM LIABILITY FOR (I) ANY LOSSES ARISING OUT OF OR IN CONNECTION WITH A BREACH BY SELLER OF ANY SELLER WARRANTIES IN THIS AGREEMENT AND THE DOCUMENTS TO BE EXECUTED AND DELIVERED AT CLOSING, SUBJECT TO ALL LIMITATIONS OF LIABILITY CONTAINED HEREIN OR THEREIN, (II) ANY OTHER EXPRESS OBLIGATIONS OF SELLER WHICH SURVIVE CLOSING PURSUANT TO THE TERMS OF THIS AGREEMENT, SUBJECT TO ALL LIMITATIONS OF LIABILITY CONTAINED HEREIN, OR (III) SELLER’S INTENTIONAL, ACTIVE FRAUD OR FRAUDULENT CONCEALMENT OF ANY FACT OR INFORMATION RELATING TO THE PROPERTY.  NOTHING CONTAINED HEREIN SHALL BE DEEMED TO PRECLUDE PURCHASER FROM ASSERTING DEFENSES IN ANY CLAIM MADE BY A THIRD PARTY WITH RESPECT TO ANY DAMAGE OR INJURY OCCURRING AT THE PROPERTY DURING SELLER’S PERIOD OF OWNERSHIP BASED ON PURCHASER’S NON-OWNERSHIP OF THE PROPERTY DURING SUCH PERIOD; PROVIDED, HOWEVER, THAT THE FOREGOING SUBSECTION SHALL IN NO WAY BE CONSTRUED TO PERMIT PURCHASER TO IMPLEAD SELLER OR REQUIRE SELLER TO INDEMNIFY PURCHASER FOR ANY COSTS OR EXPENSES RELATED TO SUCH THIRD PARTY CLAIMS.

(c)Seller hereby represents and warrants to Purchaser (each a “Representation” and collectively, the “Representations”) that, as of the Effective Date:

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(i)Seller is in good standing under the laws of the State of New York and is not subject to any law, order, decree, restriction or agreement which prohibits or would be violated by this Agreement or the consummation of the transactions contemplated hereby.
(ii)Seller has full power and authority to enter into and perform this Agreement in accordance with its terms. This Agreement and all documents executed by Seller which are to be delivered to Purchaser at Closing are, and at the time of Closing will be, duly authorized, executed and delivered by Seller, and at the time of Closing will be the legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, and to such Seller’s Actual Knowledge, do not and, at the time of Closing will not, violate any provision of any agreement or judicial order to which Seller or the Property is subject.
(iii)Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby is prohibited, or requires Seller to obtain any consent, authorization, approval or registration under, any law, statute, rule, regulation, judgment, order, writ, injunction or decree which is binding upon Seller.
(iv)Schedule C is a true, correct and complete list of the Contracts in effect as of the Effective Date which are not intended to be terminated as of the Closing (collectively, the “Assumed Contracts”), and (y) Seller has delivered to Purchaser, or made available to Purchaser for review, true and complete copies, in all material respects, of all Assumed Contracts.
(v)Except as set forth on Schedule D, there is no pending and, to Seller’s Actual Knowledge, there is no threatened (in writing) action, suit, litigation, hearing or administrative proceeding with respect to all or any portion of the Premises which is not or would not be covered by insurance and which would have a material adverse effect on the use, development or operation of the Premises or with respect to Seller that would have a material adverse effect on Seller’s ability to consummate the transactions contemplated by this Agreement.
(vi)There are no pending condemnation or eminent domain proceedings against the Premises as to which Seller has received written notice or of which Seller has Actual Knowledge.
(vii)Seller is not now nor shall it be at any time prior to or at the Closing an individual, corporation, partnership, joint venture, association, joint stock company, trust, trustee, estate, limited liability company, unincorporated organization, real estate investment trust, government or any agency or political subdivision thereof, or any other form of entity (collectively, a “Person”) with whom a United States citizen, entity organized under the laws of the United States or its territories or entity having its principal place of business within the United States or any of its territories (collectively, a “U.S. Person”), is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) (including those executive orders and lists published by OFAC with respect to Persons that

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have been designated by executive order or by the sanction regulations of OFAC as Persons with whom U.S. Persons may not transact business or must limit their interactions to types approved by OFAC, “Specially Designated Nationals and Blocked Persons”) or otherwise. Neither Seller nor any Person who owns an interest in Seller (other than the owner of publicly traded shares) (collectively, a “Seller Related Party”) is now nor shall be at any time prior to or at the Closing, a Person with whom a U.S. Person, including a United States Financial Institution as defined in 31 U.S.C. 5312, as periodically amended (“Financial Institution”), is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by the OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise.
(viii)To Seller’s Actual Knowledge, neither Seller nor any Seller Related Party, nor any Person providing funds to Seller: (A) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti-Money Laundering Laws; (B) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws; or (C) has had any of its funds seized or forfeited in any action under any Anti-Money Laundering Laws. “Anti-Money Laundering Laws” means laws, regulations and sanctions, state and federal, criminal and civil, that: (w) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (x) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (y) require identification and documentation of the parties with whom a Financial Institution conducts business; or (z) are designed to disrupt the flow of funds to terrorist organizations. Such laws, regulations and sanctions shall be deemed to include the USA PATRIOT Act of 2001, Pub. L. No. 107-56 (the “Patriot Act”), the Bank Secrecy Act, 31 U.S.C. Section 5311 et. seq., the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et. seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et. seq., and the sanction regulations promulgated pursuant thereto by the OFAC, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957.
(ix)To Seller’s Actual Knowledge, Seller is in compliance with any and all applicable provisions of the Patriot Act.
(x)The person signing on behalf of Seller is authorized to do so.
(xi)Seller does not have any employees, and to Seller’s Actual Knowledge, and there is not any union contract to which the Premises are subject.
(xii)Seller has not granted to any other party an option to purchase the Property which option remains valid and outstanding nor are there any rights of first refusal requiring Seller to offer the Property to another party on the same terms and conditions set forth in this Agreement, once executed by each of Seller and Purchaser.

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(xiii)Neither Seller nor Affiliate Owner is a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code 1986, as amended, or any regulations promulgated thereunder (collectively, the “Code”).
(xiv)To Seller’s Actual Knowledge, Seller has not received any written notice of any violation or pending claim under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Superfund Amendments and Reauthorization Act of 1986, (42 U.S.C. Sections 9601 et seq.), the Resources Conservation and Recovery Act of 1976, (42 U.S.C. Sections 6901 et seq.), the Clean Water Act, (33 U.S.C. Sections 466 et seq.), the Safe Drinking Water Act, (14 U.S.C. Section 1401-1450), the Hazardous Materials Transportation Act, (49 U.S.C. Sections 1801 et seq.), the Toxic Substance Control Act, (15 U.S.C. Sections 2601-2629), or any other applicable federal, state or local environmental law or regulation.
(xv)To Seller’s Actual Knowledge, there are no written claims or actions, pending or threatened, against Seller relating to personal injury, wrongful death, or property damage arising out of or resulting from the presence, release, discharge, or migration of any hazardous substances or environmental contamination in, on, under, or from the Property.
(xvi)The Property was remediated pursuant to the New York State Brownfield Cleanup Program (“BCP”) and that certain Brownfield Site Cleanup Agreement with the NYSDEC dated August 1, 2019 (NYSDEC Site No. [****]) (“BCA”) and, to Seller’s Actual Knowledge:
(1)The Property is in compliance in all material respects with the Environmental Easement dated October 20, 2023, recorded in the Office of the City Register of the City of New York as [****] (the “Environmental Easement”);
(2)Seller has complied in all material respects with the NYSDEC-approved Site Management Plan for the Property dated December 28, 2023 (the “Site Management Plan”); and
(3)There are no written claims or actions, pending or threatened in writing, against Seller or the Property relating to any non-compliance with the requirements of the BCP, the Environmental Easement, and/or the Site Management Plan.
(xvii)Except for pending tax appeals for the tax years 2019-2020 and 2024-2025, as of the Effective Date, there are no proceedings initiated by Seller for the reduction of the assessed valuation of the Property.
(xviii)Seller has not received written notice of any pending or proposed special assessments affecting the Property or any portion thereof.
(xix)Other than as set forth in the Report, Seller has not received written notice from any governmental authority that the Property is in violation in any material respect of any applicable law.

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(xx)To Seller’s Actual Knowledge, any and all excavation performed on the Land was performed in accordance with the Revised Work Plan for Phase 1b Archaeological Investigation prepared by [****]and dated June 2023 (the “Excavation Plan”), and there has been no excavation performed on the Land after December 2023.
(xxi)Reference is made to that certain Architectural Services Agreement, dated December 1, 2020 (the “SOM Agreement”), between Seaport Management Development Company, LLC, a Delaware limited liability company (“Development Manager”) and [****] (“SOM”).   Development Manager has not given or received written notice of default under the SOM Agreement, and to Seller’s Actual Knowledge, neither Development Manager nor SOM is in default under the SOM Agreement in any material respect (including any default that would preclude transfer or use of the IP Rights (as defined in the SOM Agreement)).

Any and all uses of the phrase, “to Seller’s Actual Knowledge” or other references to Seller’s knowledge in this Agreement, shall mean the actual, present, conscious knowledge of George Giaquinto (the “Seller Knowledge Individual”) as to a fact at the time given without any investigation or inquiry.  Without limiting the foregoing, Purchaser acknowledges that the Seller Knowledge Individual has not performed and is not obligated to perform any investigation or review of any files or other information in the possession of Seller, or to make any inquiry of any persons, or to take any other actions in connection with the representations and warranties of Seller set forth in this Agreement.  Neither the actual, present, conscious knowledge of any other individual or entity, nor the constructive knowledge of the Seller Knowledge Individual or of any other individual or entity, shall be imputed to the Seller Knowledge Individual. The Seller Knowledge Individual shall not have any personal liability whatsoever under this Agreement.

The representations and warranties of Seller contained in this Sections 11(c), 14(b) and 21 shall survive the Closing for one hundred eighty (180) days following the Closing Date (the “Limitation Period”).  Each such representation and warranty shall automatically be null and void and of no further force and effect after the Closing Date unless, on or prior to end of the Limitation Period, Purchaser shall have provided Seller with a written notice alleging that Seller is in breach of such representation or warranty and specifying in reasonable detail the nature of such breach.  Purchaser’s sole remedy (subject to Section 20) in connection therewith shall be to commence a legal proceeding against Seller alleging that Seller has breached such representation or warranty and that Purchaser has suffered actual damages as a result thereof (a “Proceeding”), which Proceeding must be commenced, if at all, within sixty (60) days after the expiration of the Limitation Period.  If Purchaser shall have timely delivered notice of such breach of representation or warranty and thereafter commenced a Proceeding and a court of competent jurisdiction shall, pursuant to a final, non-appealable order in connection with such Proceeding, determine that (1) Seller was in breach of the applicable representation or warranty, and (2) Purchaser suffered actual damages and specifically excluding any consequential, indirect, special or punitive damages, opportunity costs or lost profits (unless owed to third parties pursuant to a final, non-appealable order) (the “Damages”) by reason of such breach, and (3) Purchaser did not have actual knowledge of such breach on or prior to the Closing Date and is not deemed to have knowledge of such breach as described in clause (d) below, then, subject to the provisions of Section 20, Purchaser shall be entitled to receive an amount equal to the Damages but not exceeding the Maximum Liability Amount.  Any such Damages, subject to the limitations contained herein, shall be paid within thirty

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(30) days following the entry of such final, non-appealable order and delivery of a copy thereof to Seller.  In the event that Seller shall be in breach of any of the Representations, Purchaser shall have no recourse to the property or other assets of Seller or any of the other Seller Related Parties, other than the net sale proceeds from the sale of the Property (subject to the Maximum Liability Amount) and Purchaser’s sole remedy, in such event, shall be as described above.

(d)The representations and warranties of Seller set forth in Sections 11(c), 14(b) and 21 are subject to the following limitations:  (i) Seller does not represent or warrant that any particular Contract will be in force or effect as of the Closing or that the contractors thereunder will not be in default thereunder, (ii) to the extent that Seller (or Seller’s Broker) has delivered or made available to Purchaser and/or any Diligence Party (as defined below) any Contracts at any time prior to the Closing Date, and such Contracts contain provisions inconsistent with any of such representations and warranties, then such representations and warranties shall be deemed modified to conform to such provisions and Purchaser shall be deemed to have knowledge thereof, (iii) Seller shall not be deemed in breach of its representations and warranties contained in Section 11(c)(iv) if Seller does not require Purchaser to assume the Contract(s) which violate(s) such representations and warranties and (iv) in the event that, prior to the Closing, Purchaser or any Diligence Party shall obtain knowledge of any information that is contradictory to, and would constitute the basis of a breach of, any representation or warranty or failure to satisfy any condition on the part of Seller, then, promptly thereafter (and, in all events, prior to Closing), Purchaser shall deliver to Seller notice of such information specifying the representation, warranty or condition to which such information relates, and Purchaser further acknowledges that such representation, warranty or condition will not be deemed breached in the event Purchaser shall have, prior to Closing, obtained knowledge of any information that is contradictory to such representation or warranty and shall have failed to disclose to Seller as required hereby and Purchaser shall not be entitled to bring any action after the Closing Date based on such representation, warranty or condition; provided that the foregoing shall not impair Purchaser’s rights and remedies under Section 20(b) hereof with respect to a default by Seller hereunder. Without limiting the generality of the foregoing, Purchaser shall be deemed to know that any representation or warranty contained herein is untrue, inaccurate or breached to the extent that (1) Purchaser or any Diligence Party has knowledge of any fact or information which is inconsistent with such representation or warranty or (2) this Agreement or any Contracts contain provisions inconsistent with any of such representations and warranties.  “Diligence Party” shall mean any of the following:  (i) Purchaser and (ii) any direct or indirect officers, directors, employees, agents, consultants, affiliates, attorneys and representatives of Purchaser who were involved in the negotiation of this Agreement, reviewed any Contracts or other information relating to the Property, were involved in the preparation of the Diligence Reports or the performance of the due diligence conducted in order to prepare the same, or who otherwise approved the transactions contemplated hereunder.  “Diligence Reports” mean the results of any examinations, inspections, investigations, tests, studies, analyses, appraisals, evaluations and/or investigations prepared by or for or otherwise obtained by or on behalf of Purchaser in connection with the Property.
(e)Each of the provisions of this Section 11 shall survive the Closing, but such survival shall be limited, in the case of the representations and warranties set forth in Sections 11(c), 14(b) and 21, to the extent and subject to the limitations contained in this Section 11.  The provisions of Sections 11(a) and 11(b) shall be deemed incorporated by reference and made a part of all

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documents or instruments delivered by Seller to Purchaser in connection with the sale of the Property.
(f)Purchaser hereby represents and warrants to Seller as of the Effective Date and as of Closing that:
(i)Purchaser is duly formed and in good standing under the laws of the State of Delaware and is not subject to any law, order, decree, restriction or agreement which prohibits or would be violated by this Agreement or the consummation of the transactions contemplated hereby.
(ii)Purchaser has full power and authority to enter into and perform this Agreement in accordance with its terms and this Agreement and all documents executed by Purchaser which are to be delivered to Seller at Closing are, and at the time of Closing will be, duly authorized, executed and delivered by Purchaser and are, and at the time of Closing will be the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms.
(iii)Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby is prohibited, or requires Purchaser to obtain any consent, authorization, approval or registration under, any law, statute, rule, regulation, judgment, order, writ, injunction or decree which is binding upon Purchaser.
(iv)There are no judgments, orders or decrees of any kind against Purchaser unpaid and unsatisfied of record, nor any actions, suits or other legal or administrative proceedings pending or, to Purchaser’s actual knowledge, threatened against Purchaser, which would have a material adverse effect on Purchaser, its financial condition or its ability to consummate the transactions contemplated by this Agreement.
(v)Purchaser is not acquiring the Property with the assets of (a) an employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to Title I of ERISA, (b) a plan as defined in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended, or (c) an entity the assets of which, under applicable law, are deemed to constitute the assets of a plan described in the foregoing clauses (a) or (b).
(vi)Purchaser is not now nor shall it be at any time prior to or at the Closing a Person with whom a U.S. Person is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise.  Neither Purchaser nor any Person who owns an interest in Purchaser (other than the owner of publicly traded shares) (collectively, a “Purchaser Party”) is now nor shall be at any time prior to or at the Closing a Person with whom a U.S. Person, including a Financial Institution, is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by the OFAC (including those executive

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orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise.
(vii)Neither Purchaser nor any Purchaser Party, nor any Person providing funds to Purchaser: (A) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti-Money Laundering Laws; (B) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws; or (C) has had any of its funds seized or forfeited in any action under any Anti-Money Laundering Laws.
(viii)Purchaser is in compliance with any and all applicable provisions of the Patriot Act.
(ix)Neither Purchaser nor any Purchaser Party, nor any Person providing funds to Purchaser has (A) engaged in any activity or practice which would constitute an offense under any applicable anti-bribery and/or anti-corruption laws, including but not limited to the United States Foreign Corrupt Practices Act of 1977, or (B) taken any act in furtherance of an offer, payment, promise to pay, authorization, or ratification of the payment, directly or indirectly, of any gift, money or anything of value to a person, including a public official or commercial counterparty, to obtain or retain business or to secure any improper advantage.
(g)Notwithstanding anything to the contrary set forth in this Agreement, Seller makes no guarantee, representation or warranty, express or implied, with respect to the absence or presence of Hazardous Materials (as hereinafter defined) in any medium, including, without limitation, soil, water, and air, on, above, beneath, or related to the Premises (or any parcel in proximity thereto) or in any water on or under the Premises.  Purchaser’s closing hereunder shall be deemed to constitute an express waiver of any of Seller’s Liabilities (as hereinafter defined) that may arise under any Environmental Law (as hereinafter defined), including, without limitation, Purchaser’s right to cause Seller to be joined in any action brought under any Environmental Laws including, without limitation, any action brought by any governmental authority.  Purchaser’s closing hereunder shall be deemed to constitute an acknowledgement and agreement that the Premises are to be sold and conveyed to, and purchased and accepted by, Purchaser in its present condition, “as is. The term “Hazardous Materials” means (a) those substances that have been, are now, or may hereafter be included within the definitions of any one or more of the terms “hazardous materials,” “hazardous wastes,” “hazardous substances,” “industrial wastes,” “toxic pollutants,” and words of equivalent regulatory effect under any Environmental Laws, (b) petroleum and petroleum products, including, without limitation, crude oil and any fractions thereof, (c) natural gas, synthetic gas and any mixtures thereof, (d) asbestos and or any material which contains any hydrated mineral silicate, including, without limitation, chrysotile, amosite, crocidolite, tremolite, anthophyllite and/or actinolite, whether friable or non-friable (collectively, “Asbestos”), (e) polychlorinated biphenyl (“PCBs”) or PCB-containing materials or fluids, (f) radon, (g) mold, (h) any other hazardous or radioactive substance, material, pollutant, contaminant or waste, and (i) any other substance with respect to which any Environmental Law or governmental authority requires environmental investigation, monitoring or remediation.  The term “Environmental Laws” means all federal, state and local laws, statutes,

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ordinances and regulations, now or hereafter in effect, in each case as amended or supplemented from time to time, including, without limitation, all applicable judicial or administrative orders, applicable consent decrees and binding judgments relating to the regulation and protection of human health, safety, the environment and natural resources (including, without limitation, ambient air, surface, water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation), including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. §§ 9601 et seq.), the Hazardous Material Transportation Act, as amended (49 U.S.C. §§ 1801 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. §§ 136 et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S. §§ 6901 et seq.), the Toxic Substance Control Act, as amended (15 U.S.C. §§ 2601 et seq.), the Clean Air Act, as amended (42 U.S.C. §§ 7401 et seq.), the Federal Water Pollution Control Act, as amended (33 U.S.C. §§ 1251 et seq.), the Occupational Safety and Health Act, as amended (29 U.S.C. §§ 651 et seq.), the Safe Drinking Water Act, as amended (42 U.S.C. §§ 300f et seq.), Environmental Protection Agency regulations pertaining to Asbestos (including, without limitation, 40 C.F.R. Part 61, Subpart M, the United States Environmental Protection Agency Guidelines on Mold Remediation in Schools and Commercial Buildings, the United States Occupational Safety and Health Administration regulations pertaining to Asbestos including, without limitation, 29 C.F.R.  Sections 1910.1001 and 1926.58), applicable New York State and New York City statutes and the rules and regulations promulgated pursuant thereto regulating the storage, use and disposal of Hazardous Materials, and any state or local counterpart or equivalent of any of the foregoing, including, without limitation, N.Y. Navigation Law, Article 12, and any related federal, state or local transfer of ownership notification or approval statutes.  The term “Liabilities” means any out-of-pocket losses (but not lost profits or a loss in the value of the Property), damages, costs, fees, expenses, claims, suits, judgments, awards, liabilities, obligations, debts, fines, penalties, charges, costs of remediation of the Premises (whether or not performed voluntarily), amounts paid in settlement, litigation costs, attorneys’ fees, engineers’ fees, environmental consultants’ fees, and investigation costs (including, but not limited to, costs for sampling, testing and analysis of soil, water, air, building materials, and other materials and substances whether solid, liquid or gas), of whatever kind or nature, and whether or not incurred in connection with any judicial or administrative proceedings, actions, claims, suits, judgments or awards.  Except with respect to any claims arising out of any breach of covenants, representations or warranties set forth in Sections 11(c), 14(b) and 21, Purchaser, for itself and its agents, affiliates, successors and assigns, hereby releases and forever discharges Seller, and the other Seller Related Parties from any and all rights, claims and demands at law or in equity, whether known or unknown at the time of this Agreement, which Purchaser has or may have in the future, arising out of the physical, environmental, economic or legal condition of the Property, including, without limitation, any claim for indemnification or contribution arising under any Environmental Law.
12.	DAMAGE AND DESTRUCTION.
(a)If all or any part of the Land is damaged by fire or other casualty occurring on or after the Effective Date and prior to the Closing Date, whether or not such damage affects a material part of the Land, neither party shall have the right to terminate this Agreement and the parties shall nonetheless consummate this transaction in accordance with this Agreement, without any abatement of the Purchase Price or any liability or obligation on the part of Seller by reason of such destruction or damage.  In such event, Seller shall assign to Purchaser and Purchaser shall

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have the right to make a claim for and to retain any casualty insurance proceeds received under the casualty insurance policies in effect with respect to the Premises on account of such physical damage or destruction.  Purchaser shall reimburse Seller for any amounts reasonably and actually expended by Seller to collect any such insurance proceeds or to remedy any unsafe conditions at the Premises within five (5) business days after its receipt of any casualty insurance proceeds received on account of such casualty.
(b)The provisions of this Section 12 supersede any law applicable to the Premises governing the effect of fire or other casualty in contracts for real property.
13.	CONDEMNATION.
(a)If, prior to the Closing Date, any part of the Premises is taken (other than a temporary taking), by eminent domain proceeding (a “Taking”), then:
(i)if such Taking is not a Material Taking, neither party shall have any right to terminate this Agreement, and the parties shall nonetheless consummate this transaction in accordance with this Agreement, without any abatement of the Purchase Price or any liability or obligation on the part of Seller by reason of such Taking; provided, however, that Seller shall, on the Closing Date, (A) assign and remit to Purchaser the net proceeds of any award or other proceeds of such Taking which may have been collected by Seller as a result of such Taking less the reasonable expenses incurred by Seller in connection with such Taking, or (B) if no award or other proceeds shall have been collected, deliver to Purchaser an assignment of Seller’s right to any such award or other proceeds which may be payable to Seller as a result of such Taking and Purchaser shall reimburse Seller for the reasonable expenses incurred by Seller in connection with such Taking.
(ii)if such Taking involves more than ten percent (10%) of the square footage of the Land, in the aggregate, or invalidates or renders permanently infeasible the approved design for the Premises set forth in the Approved Design Rights (in either case, a “Material Taking”), Purchaser shall have the option, exercisable on or prior to the Condemnation Election Date (as defined below), time being of the essence, to terminate this Agreement by delivering notice of such termination to Seller, whereupon the Deposit shall be returned to Purchaser and this Agreement shall be deemed canceled and of no further force or effect, and neither party shall have any further rights or liabilities against or to the other in respect thereof except pursuant to the provisions of this Agreement which are expressly provided to survive the termination hereof.  If a Material Taking described in this clause (ii) shall occur and Purchaser shall not timely elect to terminate this Agreement, then Purchaser and Seller shall consummate this transaction in accordance with this Agreement, without any abatement of the Purchase Price or any liability or obligation on the part of Seller by reason of such Material Taking; provided, however, that Seller shall, on the Closing Date, (A) assign and remit to Purchaser the net proceeds of any award or other proceeds of such Material Taking which may have been collected by Seller as a result of such Material Taking less the reasonable expenses incurred by Seller in connection with such Material Taking, or (B) if no award or other proceeds shall have been collected, deliver to Purchaser an assignment of Seller’s right to any such award or other proceeds which may be payable

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to Seller as a result of such Material Taking and Purchaser shall reimburse Seller for the reasonable expenses incurred by Seller in connection with such Material Taking.
(b)The provisions of this Section 13 supersede any law applicable to the Premises governing the effect of condemnation in contracts for real property.
(c)“Condemnation Election Date” means ten business days following Seller’s delivery of written notice to Purchaser of the occurrence of a Taking, which Seller shall deliver promptly upon obtaining actual knowledge thereof.
(d)In the event of any Taking the Scheduled Closing Date shall be extended to the tenth (10th) business day following the Condemnation Election Date.
14.	BROKERS AND ADVISORS.
(a)Purchaser represents and warrants to Seller that it has not dealt or negotiated with, or engaged on its own behalf or for its benefit, any broker, finder, consultant, advisor, or professional in the capacity of a broker or finder (each a “Broker”) in connection with this Agreement or the transactions contemplated hereby other than Jones Lang Lasalle Brokerage, Inc. (“Seller’s Broker”).  Purchaser hereby agrees to indemnify, defend and hold Seller and the other Seller Related Parties harmless from and against any and all claims, demands, causes of action, losses, costs and expenses (including reasonable attorneys’ fees, court costs and disbursements) arising from any claim for commission, fees or other compensation or reimbursement for expenses made by any Broker (other than Seller’s Broker) engaged by or claiming to have dealt with Purchaser in connection with this Agreement or the transactions contemplated hereby.
(b)Seller represents and warrants to Purchaser that Seller has not dealt or negotiated with, or engaged on its own behalf or for its benefit, any Broker in connection with this Agreement or the transactions contemplated hereby other than Seller’s Broker, whom Seller shall pay by separate agreement.  Seller hereby agrees to indemnify, defend and hold Purchaser and its direct and indirect shareholders, officers, directors, partners, principals, members, employees, agents, contractors and any successors or assigns of the foregoing, harmless from and against any and all claims, demands, causes of action, losses, costs and expenses (including reasonable attorneys’ fees, court costs and disbursements) arising from any claim for commission, fees or other compensation or reimbursement for expenses made by any Broker (including Seller’s Broker) engaged by or claiming to have dealt with Seller in connection with this Agreement or the transactions contemplated hereby.
(c)The provisions of this Section 14 shall survive the termination of this Agreement or the Closing.
15.	TAX REDUCTION PROCEEDINGS.

Seller may file and/or prosecute an application for the reduction of the assessed valuation of the Premises or any portion thereof for real estate taxes or a refund of Property Taxes previously paid (a “Tax Certiorari Proceeding”) for any fiscal year. Seller shall have the right to withdraw, settle or otherwise compromise Tax Certiorari Proceedings affecting real estate taxes assessed against the Premises (a) for any fiscal period prior to the fiscal year in which the Closing

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shall occur without the prior consent of Purchaser, and (b) for the fiscal year in which the Closing shall occur or any fiscal year thereafter, provided Purchaser shall have consented with respect thereto, which consent shall not be unreasonably withheld or delayed.  If, in lieu of a tax refund, a tax credit is received with respect to any portion of the Premises for the tax year in which the Apportionment Date occurs, then (i) within thirty (30) days after receipt by Seller or Purchaser, as the case may be, of evidence of the actual amount of such tax credit (net of attorneys’ fees and other costs of obtaining such tax credit), the tax credit apportionment shall be readjusted between Seller and Purchaser, and (ii) upon realization by Purchaser of a tax savings on account of such credit, Purchaser shall pay to Seller an amount equal to the savings realized (as apportioned).  All refunds, credits or other benefits applicable to any fiscal period prior to the fiscal year in which the Closing shall occur shall belong solely to Seller (and Purchaser shall have no interest therein) and, if the same shall be paid to Purchaser or anyone acting on behalf of Purchaser, same shall be paid to Seller within five (5) days following receipt thereof and, if not timely paid, with interest thereon from the fifth day following such receipt until paid to Seller at a rate equal to the Default Rate.  The provisions of this Section 15 shall survive the Closing.

16.	TRANSFER TAXES AND TRANSACTION COSTS.
(a)At the Closing, Seller and Purchaser shall execute, acknowledge, deliver and file all such returns (or, if required by ACRIS E-tax procedures, an electronic version thereof) as may be necessary to comply with Article 31 of the Tax Law of the State of New York and the regulations applicable thereto, and the New York City Real Property Transfer Tax Law (Admin. Code Article 21) and the regulations applicable thereto (collectively, as the same may be amended from time to time, the “Transfer Tax Laws”).  The transfer taxes payable pursuant to the Transfer Tax Laws shall collectively be referred to as the “Transfer Taxes”.  Seller shall pay (or cause to be paid) to the appropriate governmental authority, the Transfer Taxes payable in connection with the consummation of the transactions contemplated by this Agreement.
(b)Seller shall be responsible for (i) the costs of its legal counsel, advisors and other professionals employed by it in connection with the sale of the Property and (ii) [****] of all escrow closing fees.
(c)Except as otherwise provided above, Purchaser shall be responsible for (i) the costs and expenses associated with its due diligence, (ii) the costs and expenses of its legal counsel, advisors and other professionals employed by it in connection with the sale of the Property, (iii) all premiums and fees for title examination and title insurance and endorsements obtained and all related charges and survey costs in connection therewith, (iv) all costs and expenses incurred in connection with any financing obtained by Purchaser, including without limitation, loan fees, mortgage recording taxes financing costs, and lender’s legal fees, (v) [****] of all escrow closing fees, and (vi) any recording fees for documentation to be recorded in connection with the transactions contemplated by this Agreement.
(d)The provisions of this Section 16 shall survive the Closing.

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17.	DELIVERIES TO BE MADE ON THE CLOSING DATE.
(a)Seller’s Documents and Deliveries:  On the Closing Date, Seller shall deliver or cause to be delivered to Purchaser or the Company (as applicable) the following:
(i)A duly executed and acknowledged Bargain and Sale Deed Without Covenants Against Grantor’s Acts in the form of Exhibit 2 (the “Deed”), which shall be properly executed and acknowledged;
(ii)Originals or, if originals are unavailable, copies, of the Assumed Contracts then in effect to the extent in Seller’s possession;
(iii)Originals or, if originals are unavailable, copies, of the Licenses and Permits required for the ownership, use or operation of the Premises, to the extent same are in Seller’s possession and not publicly available;
(iv)A duly executed certification from Seller as to Seller’s non-foreign status as prescribed in Section 21, if appropriate, in the form of Exhibit 3;
(v)Keys and combinations in Seller’s possession relating to the operation of the Premises;
(vi)An owner’s affidavit in the form attached hereto as Exhibit 5;
(vii)A “bringdown certificate” executed by Seller recertifying Seller’s representations and warranties set forth in Section 11(c) of this Agreement as of the Closing Date or stating any changes to such representations and warranties; Seller shall assign and deliver (or cause Development Manager to assign and deliver) to Purchaser any rights held by Seller or Development Manager in connection with the SOM Agreement, including, without limitation Seller’s license in and to the design, details, specifications, and all other materials in the SOM drawings approved by and referenced in the Certificate of Appropriateness ([****]) issued by the New York City Landmarks Preservation Commission (“LPC”) on May 13, 2021 and the Certificate of Appropriateness ([****]) issued by LPC on March 12, 2023 and any computer-aided design (“CAD”) records in Seller’s possession relating to same (collectively the  “Approved Design Rights”).  With respect to assignment of the Approved Design Rights, Seller shall (and shall cause Development Manager to) reasonably cooperate with Purchaser in transferring Work Product (as defined in the SOM Agreement) and IP Rights (as defined in the SOM Agreement) to Purchaser at Closing (including, without limitation, delivering commercially reasonable notices and or instruments which are required under the SOM Agreement), which obligation to cooperate with Purchaser to cause such materials and rights to be assigned shall survive Closing hereunder;
(viii)A fully executed Notice of Transfer of Certificate of Completion, which shall be submitted for recording immediately following the Closing, with proof of submission provided to Purchaser; and

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(ix)A completed post-closing notice of transfer to NYSDEC, which shall be submitted by Seller to NYSDEC within thirty (30) days of Closing, with a copy to Purchaser.
(b)Purchaser’s Documents and Deliveries:  On the Closing Date, Purchaser shall deliver or cause to be delivered to Seller or the Company (as applicable) the following:
(i)Payment of the balance of the Purchase Price payable at the Closing by 1:00 P.M., Eastern Standard Time, on the Closing Date (time being of the essence), as adjusted for apportionments under Section 7, in the manner required under this Agreement; and
(ii)Such evidence as the Company may reasonably require to the authority of Purchaser to consummate the Closing.
(c)Jointly Executed Documents:  Seller and Purchaser shall, on the Closing Date, each execute, acknowledge (as appropriate) and exchange the following documents:
(i)The returns required under the Transfer Tax Laws, if any, and any other tax laws applicable to the transactions contemplated herein;
(ii)An Omnibus Assignment and Assumption Agreement in the form of Exhibit 4;
(iii)A settlement statement;
(iv)Any other affidavit, document or instrument required to be delivered by Seller or Purchaser or reasonably requested by the Company (so long as such request does not add additional warranties or covenants to Seller), pursuant to the terms of this Agreement or applicable law in order to effectuate the transfer of title to the Premises.
18.CLOSING DATE.

The closing of the transactions contemplated hereunder (the “Closing”) shall occur through an escrow with the Company, and the documents referred to in Section 17 shall be delivered upon tender of the Purchase Price provided for in this Agreement, at 5:00 P.M, New York City local time, on September 30, 2025, or such earlier date mutually agreed upon by the parties, or the date Seller sets for the Closing if Seller shall elect to extend this date pursuant to the terms of this Agreement, being referred to in this Agreement as the “Scheduled Closing Date”; and the actual date of the Closing, the “Closing Date”; provided, however, that if the Closing shall occur after 1:00 P.M. on the Closing Date, and Seller is unsuccessful in requesting the waiver thereof from its lender, Purchaser shall reimburse Seller for the per diem cost of Seller’s financing.  TIME IS OF THE ESSENCE as to the Purchaser’s obligation to close the transactions contemplated hereunder on the Scheduled Closing Date (or, if Seller shall have extended the original Scheduled Closing Date pursuant to the terms of this Agreement, on such extended Scheduled Closing Date so designated by Seller).  Notwithstanding the foregoing, (1) provided that Purchaser is not then in material default under this Agreement, Purchaser shall have the one-time right to elect, in its sole and absolute discretion, to extend the Scheduled Closing Date until October 30, 2025, TIME BEING OF THE ESSENCE, by (i) delivering written notice (which may be by email) of such

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election (the “First Extension Notice”) to Seller and Escrow Agent not later than 1:00 p.m. New York City local time on September 23, 2025, (ii) delivering an extension deposit in the amount of Five Hundred Thousand and No/100 Dollars ($500,000.00) (the “First Extension Deposit”) to Escrow Agent within one (1) Business Day after its delivery of the First Extension Notice, which First Extension Deposit shall become a part of the Deposit in all respects and shall be non-refundable to Purchaser except as otherwise expressly provided in this Agreement, and (iii) upon delivery of the First Extension Notice, the Purchase Price shall be increased in the amount of Five Hundred Thousand and No/100 Dollars ($500,000.00); and (2) provided that Purchaser is not then in material default under this Agreement and has extended the Closing in accordance with the First Extension Notice described above, Purchaser shall have the one-time right to elect, in its sole and absolute discretion, to extend the Scheduled Closing Date until December 15, 2025, TIME BEING OF THE ESSENCE, by (i) delivering written notice (which may be by email) of such election (the “Second Extension Notice”) to Seller and Escrow Agent not later than 1:00 p.m. New York City local time on October 23, 2025, (ii) delivering an extension deposit in the amount of One Million and No/100 Dollars ($1,000,000.00) (the “Second Extension Deposit”) to Escrow Agent within one (1) Business Day after its delivery of the Second Extension Notice, which Second Extension Deposit shall become a part of the Deposit in all respects and shall be non-refundable to Purchaser except as otherwise expressly provided in this Agreement, and (iii) upon delivery of the Second Extension Notice, the Purchase Price shall be increased in the additional amount of One Million Thousand and No/100 Dollars ($1,000,000.00). Purchaser’s failure to timely deliver the First Extension Deposit or the Second Extension Deposit as provided herein shall constitute a material default by Purchaser (without notice or cure rights).  Seller shall have the right, from time to time, to extend the Scheduled Closing Date by up to seven (7) business days, such right exercisable by Seller giving written notice thereof to Purchaser at least three (3) business days prior to the then Scheduled Closing Date (provided that Seller’s adjournment rights hereunder, including such seven (7) business day adjournment right, shall not exceed thirty (30) days in the aggregate).

19.NOTICES.

All notices, demands, requests or other communications (collectively, “Notices”) required to be given or which may be given hereunder shall be in writing and shall be sent by (a) certified or registered mail, return receipt requested, postage prepaid, or (b) national overnight delivery service, (c) personal delivery or (d) electronic mail (provided that the original of such Notice is simultaneously delivered by one of the methods described in clauses (a)-(c), unless such secondary method is waived by the counterparty’s counsel), addressed as follows:

If given to Seller:	250 Seaport District LLC 199 Water Street, 28th Floor New York, New York 10038 [****]
With a copy being simultaneously delivered by the same method of delivery to:	[****]
If given to the Company:	[****]
If given to Purchaser:	[****]

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Any Notice so sent by certified or registered mail, national overnight delivery service or personal delivery shall be deemed given on the date of receipt or refusal as indicated on the return receipt, or the receipt of the national overnight delivery service or personal delivery service.  A Notice may be given either by a party or by such party’s attorney.  Seller or Purchaser may designate, by not less than five (5) business days’ notice given to the others in accordance with the terms of this Section 19, additional or substituted parties to whom Notices should be sent hereunder.

20.	DEFAULT BY PURCHASER OR SELLER.
(a)If Purchaser shall (x) default in the payment of the remaining portion of the Purchase Price on the Closing Date or (y) fail to deliver on the Closing Date any item required to be delivered by Purchaser pursuant to Section 17(b) (and such failure causes Closing not to occur on the Closing Date), or (ii) Purchaser shall breach this Agreement in any other material respect and such breach jeopardizes, impairs or alters the existing entitlements and/or governmental approvals for the Property, Seller’s sole remedy by reason thereof shall be to terminate this Agreement and, upon such termination, Seller shall be entitled to retain the Deposit as liquidated damages for Purchaser’s default hereunder, it being agreed that the damages by reason of Purchaser’s default are difficult, if not impossible, to ascertain, and thereafter Purchaser and Seller shall have no further rights or obligations under this Agreement except for those that are expressly provided in this Agreement to survive the termination hereof.  If Seller terminates this Agreement pursuant to a right given to it hereunder and, unless pursuing Purchaser’s rights pursuant to Section 20(b) below, Purchaser takes any action which interferes with Seller’s ability to sell, exchange, transfer, lease, dispose of or finance all or any portion of the Property (including, without limitation, the filing of any lis pendens or other form of attachment against any portion of the Property), then Purchaser (and any permitted assignee of Purchaser’s interest hereunder) shall be jointly and severally liable for all out-of-pocket loss, cost, damage, liability or expense (including, without limitation, reasonable attorneys’ fees, court costs and disbursements but excluding consequential, incidental, indirect, punitive, special or exemplary damages, or for lost profits, unrealized expectations or other similar claims damages) incurred by Seller by reason of such action to contest by Purchaser.  Notwithstanding the foregoing, none of the above liquidated damages shall be deemed to reduce, waive or limit in any respect the additional obligations of Purchaser to indemnify Seller as provided in this Agreement.
(b)If (i) Seller shall default in any of its obligations to be performed on the Closing Date or (ii) Seller shall default in the performance of any of its material obligations to be performed prior to the Closing Date and, with respect to any default under this clause (ii) only, such default shall continue for five (5) business days after notice to Seller, Purchaser as its sole remedy by reason thereof (in lieu of prosecuting an action for damages or proceeding with any other legal or equitable course of conduct, the right to bring such actions or proceedings being expressly and voluntarily waived by Purchaser following and upon advice of its counsel) shall have the right subject to the other provisions of this Section 20(b) (A) to seek to obtain specific performance of Seller’s obligations hereunder, provided that any action for specific performance shall be commenced within thirty (30) days after the Scheduled Closing Date, and if Purchaser prevails thereunder, Seller shall reimburse Purchaser for all reasonable legal fees, court costs and all other reasonable costs of such action or (B) to terminate this Agreement and receive a return of the Deposit, it being understood that if Purchaser fails to commence an action for specific performance

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within thirty (30) days after the Scheduled Closing Date, Purchaser's sole remedy shall be to receive a return of the Deposit.  If Purchaser elects to terminate the Agreement pursuant to clause (B) above, upon such return and delivery of the Deposit, this Agreement shall terminate and neither party hereto shall have any further obligations hereunder except for those that are expressly provided in this Agreement to survive the termination hereof.  If, however, (i) the equitable remedy of specific performance is not available or if (ii) Seller shall have intentionally defaulted, made a willful misrepresentation or otherwise willfully refuses to close (including, without limitation, by refusing to resolve any Title Objection which Seller is required to satisfy), and Purchaser is then prepared to close in accordance with this Agreement, then in addition to the immediate return of the Deposit, Purchaser shall be entitled the actual reasonable out of pocket expenses incurred by Purchaser and paid (A) to Purchaser’s attorneys in connection with the negotiation of this Agreement and (B) to unrelated and unaffiliated third party consultants in connection with the performance of examinations, inspections and/or investigations, (C) the costs and fees associated with any loan that Purchaser would for the acquisition of the Property and (D) the cost of updating title and survey, as well as the cost of departmental searches; provided, however, that Seller’s obligation to pay Purchaser any amounts described in this sentence (including the foregoing clauses (A) through (D)) shall not exceed [****], in the aggregate (such reimbursement, the “Cost Reimbursement”). If specific performance is not available as a remedy hereunder because Seller has sold or contracted to sell the Property to a third party in breach of this Agreement, then, upon termination of this Agreement by Purchaser, in addition to receiving the immediate return of the Deposit, anything in the Agreement to the contrary notwithstanding, Purchaser shall have the right to make a claim with for other damages; provided, that such other damages shall not exceed, in the aggregate, an amount equal to the actual profit realized by Seller in selling the Property to a third party in violation of this Agreement (i.e., the difference, if any, between the net Purchase Price set forth in this Agreement and the net purchase price received by Seller in such third party sale).
(c)Notwithstanding anything to the contrary set forth in this Agreement, (i) Seller’s aggregate liability for breach or default of any covenant, agreement, indemnity, representation, warranty, or other obligation contained in this Agreement or in any document executed by Seller pursuant to this Agreement or in any other instruments delivered at Closing, or for any of Seller’s other liabilities contained in the foregoing, shall not exceed, in the aggregate, an amount equal to [****]of the Purchase Price (the “Maximum Liability Amount”), (ii) Purchaser shall only be entitled to make a claim with respect to any such breach or default if Purchaser is reasonably claiming that such breach or default directly resulted in diminution in the value of the Property or other damages to Purchaser in excess of $[****] (the “Threshold Amount”) and Seller shall only be liable if Purchaser’s actual aggregate damages exceed the Threshold Amount (in which event Seller shall be liable for the entirety of such damages up to the Maximum Liability Amount, not just the amount in excess of the Threshold Amount), (iii) in no event shall Seller be liable for any incidental, consequential, indirect, punitive, special or exemplary damages, or for lost profits, unrealized expectations or other similar claims, and (iv) in every case Purchaser’s recovery for any claim against Seller shall be net of any insurance proceeds and any indemnity, contribution or other similar payment recovered or recoverable by Purchaser from any insurance company or other third party.
(d)Any claim by Purchaser of a breach of one or more of Seller’s representations as of the date made (individually or collectively, as applicable, a “Breach”) shall be made by Purchaser delivering to Seller written notice (a “Claim Notice”) promptly after Purchaser has learned of such

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Breach and, in all events, prior to the expiration of the Limitation Period, which Claim Notice shall set forth (i) a description in reasonable detail of the claimed Breach, (ii) the section and subsection of this Agreement under which the claimed Breach is asserted, and (iii) Purchaser’s reasonable calculation of the diminution in the value of the Property directly resulting from such Breach (the “Claimed Damage”).  TIME SHALL BE OF THE ESSENCE in respect of Purchaser’s obligation to deliver to Seller a Claim Notice as and when and in the manner herein provided. As used in this Agreement, the term “Material Adverse Effect” means a diminution in the value of the Property directly resulting from such Breach in an amount equal to or greater than the Threshold Amount.  The foregoing notwithstanding, any breach of one or more of Seller’s representations as of the date made, which breach results from an act or omission of a third party shall not be deemed a Breach hereunder, and shall be governed by Section 10(d).
(i)If, prior to the Closing, there occurs or exists a Breach which does not have a Material Adverse Effect, then Purchaser shall have no remedy therefor and must proceed to the Closing with no adjustment of the Purchase Price and Seller shall have no liability therefor.  If, prior to the Closing, there occurs or exists a Breach and Purchaser fails to deliver a Claim Notice to Seller prior to the Closing, then Purchaser shall be deemed to have waived such Breach and shall not be entitled to make any claims with respect thereto.  If, prior to the Closing, Purchaser shall deliver a Claim Notice to Seller asserting a Breach the Claimed Damage for which has a Material Adverse Effect (a “Material Breach”), then Purchaser may, as its sole and exclusive remedy, either (A) proceed to close title to the Property without adjustment of the Purchase Price on account of such asserted Breach (and with no liability to Seller) and waive by written notice to Seller (a “Waiver Notice”) any claims against Seller for the Claimed Damage with respect to such Breach (it being understood and agreed that the closing of title hereunder under such circumstances shall in and of itself be deemed to constitute such waiver by Purchaser, whether or not such Waiver Notice is actually delivered) or (B) terminate this Agreement and receive a return of the Deposit by the giving Seller notice thereof at least one business day prior to the Scheduled Closing Date.  If Purchaser elects to terminate this Agreement pursuant to clause (B) above, upon such return and delivery of the Deposit this Agreement shall terminate and neither party hereto shall have any further obligations hereunder except for those that are expressly provided in this Agreement to survive the termination hereof.
(e)The provisions of this Section 20 shall survive the termination hereof.
21.	FIRPTA COMPLIANCE.

Seller shall comply with the provisions of the Foreign Investment in Real Property Tax Act, Section 1445 of the Internal Revenue Code of 1986 (as amended, “FIRPTA”). Seller acknowledges that Section 1445 of the Internal Revenue Code provides that a transferee of a United States real property interest must withhold tax if the transferor is a foreign person. To inform Purchaser that withholding of tax is not required upon the disposition of a United States real property interest by Seller, Seller hereby represents and warrants that Seller is not a foreign person as that term is defined in the Internal Revenue Code and Income Tax Regulations. On the Closing Date, Seller shall deliver to Purchaser a certification as to Seller’s non-foreign status in the form of Exhibit 3 and shall comply with any temporary or final regulations promulgated with respect thereto and any relevant revenue procedures or other officially published announcements

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of the Internal Revenue Service of the U.S. Department of the Treasury in connection therewith.

22.	ENTIRE AGREEMENT; ACCEPTANCE OF DEED.
(a)This Agreement contains all of the terms agreed upon between Seller and Purchaser with respect to the subject matter hereof, and all prior agreements, understandings, representations and statements, oral or written, between Seller and Purchaser are merged into this Agreement.
(b)All agreements, covenants, liabilities, indemnities, representations, warranties and other obligations of Seller under this Agreement shall merge with the Deed and have no further effect or validity after Closing, and the acceptance of the Deed by Purchaser shall be deemed full compliance by Seller with all of Seller’s obligations hereunder and an acknowledgement and agreement by Purchaser that Seller is discharged therefrom and shall have no further obligation or liability with respect thereto, except for those provisions of this Agreement which expressly shall survive the Closing.
(c)The provisions of this Section 22 shall survive the Closing or the termination hereof.
23.	AMENDMENTS.

This Agreement may not be changed, modified or terminated, except by an instrument executed by Seller and Purchaser.  The provisions of this Section 23 shall survive the Closing or the termination hereof.

24.	WAIVER.

No waiver by either party of any failure or refusal by the other party to comply with its obligations shall be deemed a waiver of any other or subsequent failure or refusal to so comply.  The provisions of this Section 24 shall survive the Closing or the termination hereof.

25.	PARTIAL INVALIDITY.

If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and shall be enforced to the fullest extent permitted by law.  The provisions of this Section 25 shall survive the Closing or the termination hereof.

26.	SECTION HEADINGS.

The headings of the various sections of this Agreement have been inserted only for the purposes of convenience, and are not part of this Agreement and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement.  The provisions of this Section 26 shall survive the Closing or the termination hereof.

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27.	GOVERNING LAW.

This Agreement shall be governed by the laws of the State of New York without giving effect to conflict of laws principles thereof.  The provisions of this Section 27 shall survive the Closing or the termination hereof.

28.	PARTIES; ASSIGNMENT AND RECORDING.
(a)This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon Seller and Purchaser and their respective successors and permitted assigns.
(b)Purchaser may not assign or otherwise transfer this Agreement or any of its rights or obligations hereunder or any of the direct or indirect ownership interests in Purchaser, without first obtaining Seller’s consent thereto; provided, however that Purchaser may assign all of its interest in this Agreement one time on or before the Closing Date to an entity (a “Purchaser Assignee”) that, individually or collectively, is controlled by or under common control with Purchaser so long as (i) Purchaser gives Seller seven (7) business days’ advance written notice thereof (including the name of the transferee(s)), and (ii) Purchaser and Purchaser Assignee execute and deliver an assignment and assumption agreement in form reasonably satisfactory to Seller which assignment shall include an acknowledgment that the Deposit shall be deemed to be the property of the Purchaser Assignee.  In the event of a transfer to a Purchaser Assignee, such Purchaser Assignee shall assume in writing all of the transferor’s obligations and liabilities hereunder (whenever arising, whether before or after such assumption), but such transferor shall not be released from its obligations hereunder.  No consent given by Seller to any transfer or assignment of Purchaser’s rights or obligations hereunder shall be construed as a consent to any other transfer or assignment of Purchaser’s rights or obligations hereunder.  No transfer or assignment in violation of the provisions hereof shall be valid or enforceable.  Subject to the foregoing, this Agreement and the terms and provisions hereof shall inure to the benefit of and be binding upon the successors and assigns of the parties.
(c)Neither this Agreement nor any memorandum hereof may be recorded without first obtaining Seller’s consent thereto.  Any breach of the provisions of this clause (c) shall constitute a default by Purchaser under this Agreement.  Purchaser agrees not to file any lis pendens or other instrument against all or a portion of the Premises in connection herewith, except in connection with Purchaser’s timely filing of a suit for specific performance in accordance with the terms and conditions of this Agreement.  In furtherance of the foregoing, Purchaser, by its signature hereto, (i) acknowledges that the filing of a lis pendens or other evidence of Purchaser’s rights or the existence of this Agreement against all or a portion of the Premises (other than in connection with Purchaser’s timely filing of a suit for specific performance in accordance with the terms and conditions of this Agreement) could cause significant monetary and other damages to Seller and (ii) hereby agrees to indemnify Seller from and against any and all claims, losses, liabilities and expenses (including, without limitation, reasonable attorneys’ fees incurred in the enforcement of the foregoing indemnification obligation) arising out of the breach by Purchaser of any of its obligations under this clause (c).

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(d)The provisions of Section 28(a) and 28(c) shall survive the Closing or the termination hereof.  The provisions of Section 28(b) shall survive the termination hereof.
29.	CONFIDENTIALITY AND PRESS RELEASES.
(a)Until the Closing, Purchaser and its partners, advisors, underwriters, analysts, members, attorneys, agents, employees, consultants, affiliates, investors, lenders, accountants, legal counsel, title companies or other advisors of any of the foregoing will treat the information disclosed to it by Seller, or otherwise gained through Purchaser’s access to the Property and Seller’s books and records, as confidential, giving it the same care as Purchaser’s own confidential information, and make no use of any such disclosed information (a) that is not published or does not become publicly available through no fault of Purchaser; (b) that is not required to be disclosed by law, and/or (c) not independently known to Purchaser from a third party not under an obligation of confidentiality to Seller or its affiliates except in connection with the transactions contemplated hereby.  In the event of a termination of this Agreement, Purchaser shall promptly destroy or return all such confidential information to Seller. Notwithstanding the foregoing to the contrary, Purchaser may retain copies of such confidential information if required by its internal document retention policies, if required by applicable laws, rules or regulations of governmental or regulatory authorities, or if it would be unreasonably burdensome to destroy or return such information (such as archived computer records).  At Closing, any confidentiality obligations contained in that certain Confidentiality and Conditions Offering Agreement dated March 31, 2025, executed by Tavros Capital with respect to the Property shall terminate and have no further force or effect.
(b)Prior to the Closing Date, Purchaser and Seller shall confer and agree on a press release to be issued jointly by Purchaser and Seller disclosing the transaction and the appropriate time for making such release.  Neither Purchaser nor Seller shall issue any press releases (or other public statements) with respect to the transaction contemplated in this Agreement without approval of the other party, which approval shall not be unreasonably withheld; provided that in no event shall any press release (or other public statements) with respect to this transaction indicate the Purchase Price (or any of the other terms hereof) or, at Seller’s request, the identity of the Seller or any direct or indirect member, partner, shareholder or holder of a direct or indirect interest therein.
(c)The provisions of Section 29(a) shall survive the termination of this Agreement and the provisions of Section 29(b) shall survive the termination hereof or the Closing.
30.	FURTHER ASSURANCES.

Seller and Purchaser will do, execute, acknowledge and deliver all and every such further acts, deeds, conveyances, assignments, notices, transfers and assurances as may be reasonably required by the other party for carrying out the intentions or facilitating the consummation of this Agreement.  The provisions of this Section 30 shall survive the Closing.

31.	THIRD PARTY BENEFICIARY.

This Agreement is an agreement solely for the benefit of Seller and Purchaser (and their permitted successors and/or assigns).  No other person, party or entity shall have any rights hereunder nor shall any other person, party or entity be entitled to rely upon the terms, covenants

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and provisions contained herein.  The provisions of this Section 31 shall survive the Closing or the termination hereof.

32.	JURISDICTION AND SERVICE OF PROCESS.

The parties hereto agree to submit to personal jurisdiction in the State of New York in any action or proceeding arising out of this Agreement and, in furtherance of such agreement, the parties hereby agree and consent that without limiting other methods of obtaining jurisdiction, personal jurisdiction over the parties in any such action or proceeding may be obtained within or without the jurisdiction of any court located in New York and that any process or notice of motion or other application to any such court in connection with any such action or proceeding may be served upon the parties by registered or certified mail to or by personal service at the last known address of the parties, whether such address be within or without the jurisdiction of any such court.  Any legal suit, action or other proceeding by one party to this Agreement against the other arising out of or relating to this Agreement (other than any dispute which, pursuant to the express terms of this Agreement, is to be determined by arbitration) shall be instituted only in New York, New York, and each party hereby waives any objections which it may now or hereafter have based on venue and/or forum non-conveniens of any such suit, action or proceeding and submits to the jurisdiction of such courts.  The provisions of this Section 32 shall survive the Closing or the termination hereof.

33.	WAIVER OF TRIAL BY JURY.

Seller and Purchaser hereby irrevocably and unconditionally waive any and all right to trial by jury in any action, suit or counterclaim arising in connection with, out of or otherwise relating to this Agreement.  The provisions of this Section 33 shall survive the Closing or the termination hereof.

34.	ASSIGNMENT OF EXISTING MORTGAGE

If requested by Purchaser, Seller shall use commercially reasonably efforts to cause its existing mortgagee, or its successor mortgagee, to assign to Purchaser’s mortgage lender, at Closing, the mortgage which is secured by Seller’s interest in the Property to the extent such mortgage remains outstanding as of the Closing Date (the “Existing Mortgage”).  Notwithstanding the foregoing, Seller’s inability to obtain such assignment from Seller’s lender shall not in any way affect, and is not a condition to, Purchaser’s obligations under this Agreement. In the event that the Existing Mortgage is assigned to Purchaser’s mortgage lender, Seller shall be entitled to a credit at closing in the amount of [****]of the mortgage recording tax savings realized as a result of such assignment (the “MRT Credit”). Purchaser shall be responsible for any fee, cost or expense in respect of such assignment or the recording thereof (and Seller shall not be required to incur any liability in connection with such assignment); provided, however, that if the assignment occurs, Seller shall be responsible for (and the MRT Credit shall be reduced by an amount equal to) [****]of any reasonable and customary fees, costs, or expenses in connection with such assignment.

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35.	MISCELLANEOUS.
(a)This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.
(b)Any consent or approval to be given hereunder (whether by Seller or Purchaser) shall not be effective unless the same shall be given in advance of the taking of the action for which consent or approval is requested and shall be in writing.  Except as otherwise expressly provided herein, any consent or approval requested of Seller or Purchaser may be withheld by Seller or Purchaser in its sole and absolute discretion.
(c)Escrow Agent or the Company, as applicable, is hereby designated the “real estate reporting person” for purposes of Section 6045 of the Code and Treasury Regulation 1.6045-4 and any instructions or settlement statement prepared by the Company shall so provide.  Upon the consummation of the transaction contemplated by this Agreement, Escrow Agent or the Company, as applicable, shall file Form 1099 information return and send the statement to Seller as required under the aforementioned statute and regulation. Seller and Purchaser shall promptly furnish their federal tax identification numbers to the Escrow Agent or the Company, as applicable, and shall otherwise reasonably cooperate with the Escrow Agent or the Company, as applicable, in connection with the Escrow Agent or the Company’s duties, as applicable, as real estate reporting person.
(d)Seller or Purchaser shall have the right to structure the sale of the Property as a forward or reverse exchange thereof for other real property of a like-kind to be designated by such exchanging party (including the ability to assign this Agreement to an entity established in order to effectuate such exchange including a qualified intermediary, an exchange accommodation title holder or one or more single member limited liability companies that are owned by any of the foregoing persons ), with the result that the exchange shall qualify for non-recognition of gain or loss under Section 1031 of the Internal Revenue Code of 1986, as amended, the Treasury Regulations thereunder and IRS Revenue Procedure 2000-37.  The non-exchanging party shall execute any and all documents reasonably requested by the exchanging party to effect such exchange, and otherwise assist and cooperate with such party in effecting such exchange, provided that any additional reasonable costs and expenses incurred by the non-exchanging party as a result of structuring such transaction as an exchange, as opposed to an outright sale, shall be borne by the exchanging party.
(e)The parties acknowledge that each party and its counsel have reviewed and approved this Agreement, and the parties hereby agree that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement (or any amendments, exhibits or schedules hereto) or of any agreements entered into arising from, relating to or in connection with this Agreement.
(f)The provisions of this Section 35 shall survive the Closing or the termination hereof.

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36.	ATTORNEYS’ FEES.

In the event of any litigation between the parties hereto to enforce any of the provisions of this Agreement or any right of either party hereto, the unsuccessful party to such litigation agrees to pay to the successful party all costs and expenses, including reasonable attorneys’ fees and disbursements, incurred herein by the successful party in and as part of the judgment rendered in such litigation.

37.	EXCULPATION.

Purchaser agrees that it does not have and will not have any claims or causes of action against any Seller Related Party (other than Seller), arising out of or in connection with this Agreement or the transactions contemplated hereby.  Purchaser agrees to look solely to Seller and Seller’s interest in the Premises or, if the Closing has occurred, the net proceeds of the sale of the Premises (subject to the Maximum Liability Amount and the other limitations contained herein) for the satisfaction of any liability or obligation arising under this Agreement or the transactions contemplated hereby, or for the performance of any of the covenants, warranties or other agreements contained herein, and further agrees not to sue or otherwise seek to enforce any personal obligation against any of Seller’s other assets or properties or any other Seller Related Parties (or their assets or properties) with respect to any matters arising out of or in connection with this Agreement or the transactions contemplated hereby.  Without limiting the generality of the foregoing provisions of this Section 37, Purchaser hereby unconditionally and irrevocably waives any and all claims and causes of action of any nature whatsoever it may now or hereafter have against the Seller Related Parties (other than Seller, subject to the foregoing), and hereby unconditionally and irrevocably releases and discharges such other Seller Related Parties from any and all liability whatsoever which may now or hereafter accrue in favor of Purchaser against such other Seller Related Parties, in connection with or arising out of this Agreement or the transactions contemplated hereby.  The provisions of this Section 37 shall survive the termination of this Agreement and the Closing.

38.	POST-CLOSING OBLIGATIONS.
(a)If, on or prior to the Closing Date, SOM fails to provide Purchaser with all Work Product despite Seller’s assignment of its interests therein to Purchaser at Closing, except for those certain SOM Drawings as set forth on Schedule F (delivery of which shall be a condition to Closing pursuant to Section 10(c)(viii)), then (i) Purchaser shall have no right to terminate this Agreement and the parties shall nonetheless consummate this transaction in accordance with this Agreement, without any abatement of the Purchase Price or any liability or obligation on the part of Seller by reason of such failure to provide same and (ii) to the extent Seller has not previously delivered copies of such Work Product to Purchaser, Seller shall either (x) provide copies of such Work Product to Purchaser or (y) pay such reasonable amounts as are necessary to cause SOM to deliver copies of such Work Product to Purchaser (“SOM Work Product Costs”).
(b)If, on or prior to the Closing Date, Seller is unable to provide Purchaser with reasonably satisfactory evidence of compliance in all material respects with, and fulfillment in full of, the Construction Noise Mitigation Requirements, then (i) Purchaser shall have no right to terminate this Agreement and the parties shall nonetheless consummate this transaction in

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accordance with this Agreement, without any abatement of the Purchase Price or any liability or obligation on the part of Seller by reason of such failure to provide same (except as provided in this clause (b)) and (ii) on the Closing Date, Seller shall direct Escrow Agent to retain a portion of the Purchase Price (the “Noise Mitigation Escrow”) equal to Purchaser’s reasonable estimate (subject to Seller’s review and reasonable approval) of the costs necessary to fulfill any remaining Construction Noise Mitigation Requirements (the “Noise Mitigation Work”), it being agreed that Purchaser and Seller shall cooperate in good faith to finalize the amount of the Noise Mitigation Escrow at least ten (10) business days prior to the Closing Date. Escrow Agent shall hold the Noise Mitigation Escrow pursuant to the terms of an escrow agreement substantially in the form of Exhibit F attached hereto (the “Noise Mitigation Escrow Agreement”), which shall be executed by Seller, Purchaser and Escrow Agent at Closing. Promptly following completion of the Noise Mitigation Work, Purchaser shall submit to Escrow Agent (with a copy to Seller) a written request for disbursement of the Noise Mitigation Escrow (or such portion thereof) equal to the reasonable, out-of-pocket costs actually incurred by Purchaser in connection with the performance of the Noise Mitigation Work (the “Disbursement Request”) as substantiated by copies of all invoices for which Purchaser is requesting disbursement, and the amount set forth in the Disbursement Request shall be disbursed to Purchaser in accordance with the terms and conditions of the Noise Mitigation Escrow Agreement. If the amount set forth in the Disbursement Request is less than the then-balance of the Noise Mitigation Escrow, then, in accordance with the terms of the Noise Mitigation Escrow Agreement, Escrow Agent shall simultaneously disburse (x) to Purchaser, the amount set forth in the Disbursement Request and (y) to Seller, any remaining amount on deposit in the Noise Mitigation Escrow following the disbursement of the amount in clause (x).  If Purchaser determines after Closing that no Noise Mitigation Work is required, then Purchaser shall promptly notify Seller and Escrow Agent in writing, in which event the Noise Mitigation Escrow shall be released to Seller.
(c)The provisions of this Section 38 shall survive the Closing.

[NO FURTHER TEXT ON THIS PAGE; SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed the day and year first above written.

SELLER: 250 seaport district, llc, a Delaware limited liability company By: /s/ Matt Partridge Name: Matt Partridge Title: Chief Financial Officer & Treasurer
PURCHASER: 250 WATER STREET OWNER LLC, a Delaware limited liability company By: /s/ Nicholas Silvers Name: Nicholas Silvers Title: Authorized Signatory
The undersigned hereby acknowledges and consents to the provisions of Sections 4(b), 35(c) and 38(b):
Kensington Vanguard National Land Services of NY, LLC, as Escrow Agent By: /s/ Kristin V. Bellouny Name: Kristin V. Bellouny Title: CUC & EVP

JOINDER

1.	In consideration of Purchaser’s execution of that certain Purchase and Sale Agreement (the “Agreement”) to which this “Joinder” (this “Joinder”) is attached (and of which it forms a part thereof), the undersigned Seaport District NYC, Inc., a Delaware corporation (“Guarantor”), hereby agrees, from and after the Closing, to pay (x) all obligations of Seller in connection with a breach by Seller of Seller’s Representations set forth in Sections 11(c), 14(b) and 21 of the Agreement in accordance with the terms of the Agreement; provided, however, that any claim by Purchaser shall be made within the same period provided in Section 11(c) of the Agreement and shall be subject to the limitations on liability set forth in the Agreement, including, without limitation, Section 20(c) and Section 20(d) thereof and (y) all obligations of Seller to pay for SOM Work Product Costs in accordance with Section 38 of the Agreement (collectively, clauses (x) and (y), the “Obligations”). Guarantor’s liability for the Obligations shall be joint and several with the obligations of each Seller under the Agreement from and after the Closing and during the Limitation Period. Capitalized terms used in this Joinder and not otherwise defined herein shall have the same meanings as set forth in the Agreement.
2.	Guarantor represents to Purchaser and acknowledges that (a) Guarantor is an affiliate of Seller, (b) Guarantor will derive substantial benefits from the execution of the Agreement and the transactions contemplated thereby, and (c) Guarantor’s execution of this Joinder is a material inducement and condition to Purchaser’s execution of the Agreement.
3.	The obligations of Guarantor hereunder shall remain in full force and effect without regard to, and shall not be affected or impaired by, the following, nor shall the following give Guarantor any recourse or right of action against Purchaser: any bankruptcy, insolvency or dissolution or similar event relating to Guarantor or Seller or any affiliate of Seller, or any action taken with respect to this Joinder by any trustee or receiver, or by any court, in any such proceeding, whether or not Guarantor shall have had notice or knowledge of any of the foregoing.
4.	Guarantor shall, throughout the Limitation Period (and for so long as any claim against Seller or Guarantor under a claim notice delivered to Seller or Guarantor prior to the expiration of the Limitation Period remains pending), maintain its existence and access to funds equal to the Maximum Liability Amount or, following the Limitation Period, the aggregate amount of any outstanding and unsatisfied claims under a claim notice delivered to Seller or Guarantor prior to the expiration of the Limitation Period.
5.	Any action brought or arising out of the Agreement or this Joinder, Guarantor hereby consents to the jurisdiction of any federal or state court having proper venue within New York County, New York, for the enforcement of the provisions of the Agreement or this Joinder and irrevocably waives any and all rights to object to such jurisdiction for the purposes of litigation to enforce any provision of the Agreement or this Joinder. Guarantor hereby consents to the jurisdiction of and agrees that any action, suit or proceeding to enforce the Agreement or this Joinder, may be brought in any state or federal court in New York County, New York.

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Guarantor hereby irrevocably waives any objection which it may have to the laying of the venue of any such action, suit, or proceeding in any such court and hereby further irrevocably waives any claim that any such action, suit or proceeding brought in such a court has been brought in an inconvenient forum. Guarantor hereby consents that service of process in any action, suit or proceeding may be made by service upon Guarantor’s agent for service of process, by personal service upon the party being served, by delivery to Seller in accordance with the notice requirements of the Agreement or in such other manner permitted by law.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this Joinder as of the date of the Agreement.

GUARANTOR

SEAPORT DISTRICT NYC, INC.,

a Delaware corporation

By: /s/ Matt Partridge_________________________

Name: Matt Partridge

Title: Chief Financial Officer & Treasurer